UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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ARCHER-DANIELS-MIDLAND COMPANY

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ARCHER-DANIELS-MIDLAND COMPANY

77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held on Thursday, May 6, 2021, commencing at 8:30 A.M. Central Daylight Time. Due to ongoing concerns about the coronavirus (COVID-19), this year the annual meeting will once again be a completely virtual meeting of stockholders. You may attend the online meeting, submit questions, and vote your shares electronically during the meeting via the internet by visiting www.virtualshareholdermeeting.com/ADM2021. To enter the annual meeting you will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts. Online check-in will start shortly before the meeting on May 6, 2021. At the annual meeting, you will be asked to consider and vote on the following matters:

(1)	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors to audit the accounts of our company for the fiscal year ending December 31, 2021;

(3)	To consider an advisory vote on the compensation of our named executive officers;

(4)	To consider and act upon the Stockholder Proposal Regarding Shareholder Aggregation for Proxy Access set forth in the accompanying proxy statement; and

(5)	To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

D. C. FINDLAY, SECRETARY

March 26, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2021: THE 2021 LETTER TO STOCKHOLDERS, PROXY STATEMENT, AND 2020 FORM 10-K ARE AVAILABLE AT

www.proxyvote.com

ADM Proxy Statement 2021	i

ii	ADM Proxy Statement 2021

PROXY SUMMARY

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement in its entirety as well as our 2020 Annual Report on Form 10-K. As used in this proxy statement, ADM or the Company refers to Archer-Daniels-Midland Company. The information contained on adm.com or any other website referred to in this proxy statement is provided for reference only and is not incorporated by reference into this proxy statement.

General Information

Meeting: Annual Meeting of Stockholders

Date: Thursday, May 6, 2021

Time: 8:30 A.M. Central Daylight Time

Location: The completely virtual annual meeting will be held at www.virtualshareholdermeeting.com/ADM2021.

Record Date: March 15, 2021

Stock Symbol: ADM

Exchange: NYSE

Common Stock Outstanding: 558,500,563 as of March 15, 2021

Registrar & Transfer Agent: Hickory Point Bank and Trust, fsb

State of Incorporation: Delaware

Corporate Headquarters and Principal Executive Office: 77 West Wacker Drive, Suite 4600,

Chicago, Illinois 60601

Corporate Website: www.adm.com

Executive Compensation

CEO: Juan R. Luciano

CEO 2020 Total Direct Compensation:

• Salary: $1,400,004

• Non-Equity Incentive Plan Compensation: $4,507,300

• Long-Term Incentives: $15,940,148

CEO Employment Agreement: No

Change in Control Agreement: No

Stock Ownership Guidelines: Yes

Hedging Policy: Yes

Items to Be Voted On

• Election of Directors for a One-Year Term

• Ratification of Appointment of Independent Registered Public Accounting Firm (Ernst & Young LLP)

• Advisory Vote on Executive Compensation

• Stockholder Proposal

Corporate Governance

Director Nominees: 12

• Michael S. Burke (Independent)

• Theodore Colbert (Independent)

• Terrell K. Crews (Independent)

• Pierre Dufour (Independent)

• Donald E. Felsinger (Independent)

• Suzan F. Harrison (Independent)

• Juan R. Luciano

• Patrick J. Moore (Independent)

• Francisco J. Sanchez (Independent)

• Debra A. Sandler (Independent)

• Lei Z. Schlitz (Independent)

• Kelvin R. Westbrook (Independent)

Director Term: One year

Director Election Standard: Majority voting standard for uncontested elections

Board Meetings in 2020: 8

Board Committee Meetings in 2020:

• Audit – 9

• Compensation/Succession – 4

• Nominating/Corporate Governance – 5

• Sustainability and Corporate Responsibility – 4

Supermajority Voting Requirements: No

Stockholder Rights Plan: No

ADM Proxy Statement 2021	1

Proxy Summary

Governance Highlights

Governance Highlights

The Board of Directors views itself as the long-term stewards of ADM. The Board is committed to enhancing the success and value of our company for its stockholders, as well as for other stakeholders such as employees, business partners, and communities. The Board recognizes the importance of good corporate governance and understands that transparent disclosure of its governance practices helps stockholders assess the quality of our company and its management and the value of their investment decisions.

ADM’s corporate governance practices are intended to ensure independence, transparency, management accountability, effective decision making, and appropriate monitoring of compliance and performance. We believe that these strong corporate governance practices, together with our enduring corporate values and ethics, are critical to providing lasting value to the stockholders of our company.

We use majority voting for uncontested director elections.

11 of 12 of our director nominees are independent and only independent directors serve on the Audit, Compensation/
Succession, Nominating/Corporate Governance, and Sustainability and Corporate Responsibility Committees.

We have an independent Lead Director, selected by the independent directors. The Lead Director provides the Board with independent leadership, facilitates the Board’s independence from management, and has broad powers as described on page 12.

Our independent directors meet in executive session at each regular in-person board meeting.
We have policies prohibiting directors and officers from trading in derivative securities of our company and from pledging any company stock.	Significant stock ownership requirements are in place for directors and executive officers.

The Board and each standing committee annually conduct evaluations of their performance. Directors annually evaluate each other, and these evaluations are used to assess future re-nominations to the Board.

Individuals cannot stand for election as a director once they reach age 75, and our Corporate Governance Guidelines set limits on the number of public company boards on which a director can serve.
Holders of 10% or more of our common stock have the ability to call a special meeting of stockholders.

Our bylaws include a proxy access provision under which a stockholder or group of up to 20 stockholders that has owned at least 3% of our common stock for at least 3 years may submit nominees for up to 20% of the board seats for inclusion in our proxy statement.

2	ADM Proxy Statement 2021

Proxy Summary

Voting Matters and Board Recommendations

Voting Matters and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference

Proposal No. 1 — Election of Directors	FOR	7

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	65

Proposal No. 3 — Advisory Vote on Executive Compensation	FOR	66

Proposal No. 4 — Stockholder Proposal Regarding Shareholder Aggregation for Proxy Access	AGAINST	67

Director Nominee Qualifications and Experience

The following chart provides summary information about each of our director nominees’ qualifications and experiences. More detailed information is provided in each director nominee’s biography beginning on page 8.

	Current or Prior CEO	Non-U.S. Business	Risk Management	M&A	Government/ Public Policy	Agriculture, Food, or Retail Consumer Business	Corporate Governance	Sustainability/ Environmental	Operations, Supply Chain, or Logistics

M. S. Burke	🌑	🌑	🌑	🌑			🌑	🌑	🌑

T. Colbert		🌑							🌑

T. K. Crews		🌑	🌑	🌑		🌑	🌑	🌑

P. Dufour		🌑	🌑	🌑			🌑	🌑	🌑

D. E. Felsinger	🌑	🌑	🌑	🌑		🌑	🌑	🌑	🌑

S. F. Harrison		🌑		🌑		🌑		🌑	🌑

J. R. Luciano	🌑	🌑	🌑	🌑		🌑	🌑	🌑	🌑

P. J. Moore	🌑	🌑	🌑	🌑	🌑		🌑	🌑	🌑

F. J. Sanchez		🌑			🌑			🌑

D. A. Sandler		🌑		🌑		🌑		🌑

L. Z. Schlitz		🌑		🌑				🌑	🌑

K. R. Westbrook	🌑			🌑	🌑	🌑	🌑	🌑

ADM Proxy Statement 2021	3

Proxy Summary

Director Nominee Diversity, Age, Tenure, and Independence

Director Nominee Diversity, Age, Tenure, and Independence

The following charts provide summary information about our director nominees’ personal characteristics, including race/ethnicity, gender, and age, as well as tenure and independence, to illustrate the diversity of perspectives of our director nominees. More detailed information is provided in each director nominee’s biography beginning on page 8.

4	ADM Proxy Statement 2021

General Information About the Annual Meeting and Voting

Proxy Statement

GENERAL MATTERS

The Board of Directors asks that you complete the accompanying proxy for the annual stockholders’ meeting. Due to ongoing concerns about the coronavirus (COVID-19), the meeting will once again be completely virtual and will be held at the time and web address mentioned in the Notice of Annual Meeting included in these materials. We will be using the “notice and access” method of providing proxy materials to stockholders via the internet. We will mail to our stockholders (other than those described below) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the 2020 Annual Report on Form 10-K and how to vote electronically via the internet. This notice will also contain instructions on how to request a paper copy of the proxy materials. Stockholders holding shares through the ADM 401(k) and Employee Stock Ownership Plan for Salaried Employees (the “401(k) and ESOP”) and those stockholders who previously have opted out of participation in notice and access procedures will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email. We are first providing our stockholders with notice and access to, or first mailing or emailing, this proxy statement and a proxy form around March 26, 2021.

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson LLC to help us solicit proxies. We will pay Georgeson LLC a base shareholder meeting services fee of approximately $15,000 plus reasonable project management fees and expenses for its services. Our employees or employees of Georgeson LLC may also solicit proxies in person or by telephone, mail, or the internet at a cost which we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable fees and expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent, and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stockholders of record at the close of business on March 15, 2021, are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on March 15, 2021, we had 558,500,563 outstanding shares of common stock, each share being entitled to one vote on each of the director nominees and on each of the other matters to be voted on at the meeting.

Our stockholders and advisors to our company are the only people entitled to attend the annual meeting. The annual meeting this year will be a completely virtual meeting of stockholders. Hosting a virtual meeting provides expanded access, improved communication, and cost savings for our stockholders and us and enables participation from any location around the world. Stockholders may submit questions during the annual meeting at www.virtualshareholdermeeting.com/ADM2021, and management will respond to questions in the same way as it would if the company held an in-person meeting. If you have questions during the meeting, you may type them in the dialog box provided at any point during the meeting until the floor is closed to questions.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by:

(1)	delivering written notice of revocation to our Secretary;

(2)	delivering to our Secretary a new proxy form bearing a date later than your previous proxy; or

(3)	attending the annual meeting online and voting again (attendance at the online meeting will not, by itself, revoke a proxy).

Under our bylaws, stockholders elect our directors by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the

ADM Proxy Statement 2021	5

General Information About the Annual Meeting and Voting

Principal Holders of Voting Securities

number of shares voted “against” that nominee). Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present, online or by proxy at the meeting and entitled to vote on that matter. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting, and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Principal Holders of Voting Securities

Based upon filings with the Securities and Exchange Commission (“SEC”), we believe that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount	Percent Of Class

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	52,451,107(1)	9.39

State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza, Bloomington, IL 61710	51,460,463(2)	9.21

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	37,675,225(3)	6.75

State Street Corporation One Lincoln Street, Boston, MA 02111	31,852,864 (4)	5.70

(1) Based on a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group has sole dispositive power with respect to 50,012,908 shares, shared voting power with respect to 897,820 shares, and shared dispositive power with respect to 2,438,199 shares.

(2) Based on a Schedule 13G/A filed with the SEC on February 9, 2021, State Farm Mutual Automobile Insurance Company and related entities have sole voting and dispositive power with respect to 51,214,613 shares and shared voting and dispositive power with respect to 245,850 shares.

(3) Based on a Schedule 13G/A filed with the SEC on January 29, 2021, BlackRock, Inc. has sole voting power with respect to 32,316,377 shares and sole dispositive power with respect to 37,675,225 shares.

(4) Based on a Schedule 13G filed with the SEC on February 5, 2021, State Street Corporation has shared voting power with respect to 28,771,783 shares and shared dispositive power with respect to 31,816,235 shares.

6	ADM Proxy Statement 2021

Proposal No. 1

Proposal No. 1 — Election of Directors for a One-Year Term

The Board of Directors currently consists of eleven members. The Board of Directors, acting on the recommendation of the Nominating/Corporate Governance Committee, has nominated each of the current directors for re-election at the annual meeting, and has also nominated a new nominee for election at the annual meeting. The new nominee for election is Theodore Colbert. Mr. Colbert was identified by the Nominating/Corporate Governance Committee as a potential nominee following his referral by one of our current independent directors, and was recommended by the Nominating/Corporate Governance Committee after it completed its interview and vetting process. Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below.

The Board of Directors, acting on the recommendation of the Nominating/Governance Committee, has approved an increase in the size of the Board of Directors from eleven members to twelve members, to be effective as of the election of directors at the annual meeting. Proxies cannot be voted for a greater number of persons than twelve, which is the number of nominees named in this proxy statement.

If elected, the nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, the persons named as proxies may vote for a substitute who will be designated by the Board of Directors. Alternatively, the Board of Directors could reduce the size of the board. The Board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of nominees equal to the number of directors to be elected who receive more votes than the other nominees are elected to the Board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders.

This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date that the election results are certified. The Board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.”

The information below describes the nominees, their ages, positions with our company, principal occupations, current directorships of other publicly owned companies, directorships of other publicly owned companies held within the past five years, the year in which each first was elected as a director, and the number of shares of common stock beneficially owned as of March 15, 2021, directly or indirectly. Unless otherwise indicated, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

The Board of Directors recommends a vote FOR the election of the twelve nominees named below as directors. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

ADM Proxy Statement 2021	7

Proposal No. 1 — Election of Directors for a One-Year Term

Director Nominees

DIRECTOR NOMINEES

Michael S. Burke

Age: 57

Director since: 2018

Common stock owned: 11,296(1)

Percent of class: *

Former Principal Occupation or Position: Chairman and Chief Executive Officer of AECOM (a global infrastructure firm) from March 2015 – August

March 2020; Chief Executive Officer of AECOM from March 2014 to March 2015; President of AECOM from 2011 to March 2014.

Directorships of Other Publicly-Owned Companies: Chairman of AECOM within the past five years.

Qualifications and Career Highlights: In August 2020, Mr. Burke retired as the Chief Executive Officer and Chairman of the Board of AECOM, an infrastructure firm that designs, builds, finances, and operates infrastructure assets in more than 150 countries. Mr. Burke first joined AECOM in October 2005 and, prior to serving as its Chief Executive Officer and Chairman, held several leadership positions with the company, including Senior Vice President, Corporate Strategy, Chief Corporate Officer, and Chief Financial Officer. Prior to joining AECOM, Mr. Burke was with the accounting firm KPMG LLP, serving in various leadership positions. Mr. Burke brings to the Board of Directors his deep expertise in accounting and finance, his experience as a CEO, and his involvement in projects throughout the world.

Terrell K. Crews

Age: 65

Director since: 2011

Common stock owned: 40,899(2)

Percent of class: *

Former Principal Occupation or Position: Executive Vice President, Chief Financial Officer and Vegetable Business Chief Executive Officer of

Monsanto Company (an agricultural company) from 2007 –2009.

Directorships of Other Publicly-Owned Companies: Director of WestRock Company and Hormel Foods Corporation.

Qualifications and Career Highlights: Mr. Crews retired from Monsanto Company in 2009. He served as Executive Vice President, Chief Financial Officer and Vegetable Business CEO for Monsanto Company from 2007 to 2009, and Executive Vice President and Chief Financial Officer from 2000 to 2007. Mr. Crews brings to the Board of Directors extensive expertise in finance and related functions, as well as significant knowledge of corporate development, agri-business, and international operations.

Theodore Colbert

Age: 47

Director since: -

Common stock owned: 0

Percent of class: *

Principal Occupation or Position: Executive Vice President of The Boeing Company and President and Chief Executive Officer of Boeing Global

Services since October 2019; Chief Information Officer and Senior Vice President of Information Technology & Data Analytics of The Boeing Company from April 2016 – October 2019 and Chief Information Officer and Vice President of Information Technology Infrastructure of The Boeing Company from November 2013 – April 2016.

Qualifications and Career Highlights: Prior to being named President and Chief Executive Officer of Boeing Global Services in October 2019, Mr. Colbert served a variety of roles at The Boeing Company since 2009, including Chief Information Officer and Senior Vice President of Information Technology & Data Analytics from April 2016 – October 2019 and Chief Information Officer and Vice President of Information Technology Infrastructure from November 2013 – April 2016. Mr. Colbert also served as Senior Vice President of Enterprise Architecture at Citigroup from 2007 – 2009. Mr. Colbert brings extensive expertise in corporate leadership to the Board of Directors, as well as significant knowledge of information technology, information security, and data and analytics.

Pierre Dufour

Age: 65

Director since: 2010

Common stock owned: 44,322(3)

Percent of class: *

Former Principal Occupation or Position: Senior Executive Vice President of Air Liquide Group (a leading provider of gases for industry, health, and the environment) from 2007 – July 2017.

Directorships of Other Publicly-Owned Companies: Director of Air Liquide S.A. and National Grid plc. within the past five years.

Qualifications and Career Highlights: Prior to retiring in July 2017, Mr. Dufour served as Senior Executive Vice President of Air Liquide Group, the world leader in gases for industry, health, and the environment. Having joined Air Liquide in 1997, Mr. Dufour was named Senior Executive Vice President in 2007. Mr. Dufour’s tenure with Air Liquide Group included supervision of operations in the Americas, Africa-Middle East, and Asia-Pacific zones, and he also was responsible for Air Liquide’s industrial World Business Lines, Engineering and Construction. Mr. Dufour’s qualifications to serve as a director of our company include his substantial leadership, engineering, operations management, and international business experience.

8	ADM Proxy Statement 2021

Proposal No. 1 — Election of Directors for a One-Year Term

Director Nominees

Donald E. Felsinger

Age: 73

Director since: 2009

Common stock owned: 135,959(4)

Percent of class: *

Former Principal Occupation or Position: Executive Chairman of Sempra Energy (an energy services company) from 2011 – December 2012.

Directorships of Other Publicly-Owned Companies: Lead Director of Northrop Grumman Corporation. Director of Gannett Co., Inc. within the past five years.

Qualifications and Career Highlights: Mr. Felsinger brings extensive experience as a board member, chair and CEO with Fortune 500 companies. Mr. Felsinger retired as Executive Chairman of Sempra Energy in December 2012. His leadership roles at Sempra Energy and other companies have allowed him to provide the Board of Directors with his expertise in mergers and acquisitions, environmental matters, corporate governance, strategic planning, engineering, finance, human resources, compliance, risk management, international business, and public affairs.

Suzan F. Harrison

Age: 63

Director since: 2017

Common stock owned: 15,450(1)

Percent of class: *

Former Principal Occupation or Position: President of Global Oral Care at Colgate-Palmolive Company (a global household and consumer products company) from 2011 – 2019; President of Hill’s Pet Nutrition Inc. North America from 2009 – 2011; Vice President, Marketing for Colgate U.S. from 2006 – 2009.

Directorships of Other Publicly-Owned Companies: Director of WestRock Company.

Qualifications and Career Highlights: Ms. Harrison retired in 2019 as the President of Global Oral Care at Colgate-Palmolive Company, a worldwide consumer products company focused on the production, distribution, and provision of household, health care, and personal products. She was previously President of Hill’s Pet Nutrition Inc. North America, a position she held from 2009 to 2011. Additionally, she served as Vice President, Marketing for Colgate U.S. from 2006 to 2009, and Vice President and General Manager of Colgate Oral Pharmaceuticals, North America and Europe from 2005 to 2006. Previously, Ms. Harrison held a number of leadership roles at Colgate commencing in 1983. Ms. Harrison’s qualifications to serve as a director of our company include her extensive leadership, management, operations, marketing, and international experience.

Patrick J. Moore

Age: 66

Director since: 2003

Common stock owned: 70,696(1)

Percent of class: *

Principal Occupation or Position: President and Chief Executive Officer of PJM Advisors, LLC (an investment and advisory firm) since 2011; Chief

Executive Officer of Smurfit-Stone Container Corporation from 2010 –2011(6).

Directorships of Other Publicly-Owned Companies: Chairman of Energizer Holdings, Inc.

Qualifications and Career Highlights: Mr. Moore retired as Chief Executive Officer of Smurfit-Stone Container Corporation in 2011, and held positions of increasing importance at Smurfit-Stone and related companies since 1987. Prior to 1987, Mr. Moore served 12 years at Continental Bank in various corporate lending, international banking, and administrative positions. Mr. Moore brings to the Board of Directors his substantial experience in leadership, banking and finance, strategy development, sustainability, and operations management.

Juan R. Luciano

Age: 59

Director since: 2014

Common stock owned: 3,001,703(5)

Percent of class: *

Principal Occupation or Position: Chairman of the Board, Chief Executive Officer and President since January 2016; Chief Executive Officer and

President from January 2015 – January 2016; President and Chief Operating Officer from February 2014 – December 2014; Executive Vice President and Chief Operating Officer from 2011 – February 2014.

Directorships of Other Publicly-Owned Companies: Director of Eli Lilly and Company.

Qualifications and Career Highlights: Mr. Luciano joined ADM in 2011 as executive vice president and chief operating officer, was named president in February 2014, was named Chief Executive Officer in January 2015, and was named Chairman of the Board in January 2016. Mr. Luciano has overseen the commercial and production activities of ADM’s Corn, Oilseeds, and Agricultural Services businesses, as well as its research, project management, procurement, and risk management functions. He also has overseen the company’s operational excellence initiatives, which seek to improve productivity and efficiency companywide. He has led the company’s efforts to improve its capital, cost, and cash positions. Previously, Mr. Luciano was with The Dow Chemical Company, where he last served as executive vice president and president of the performance division.

ADM Proxy Statement 2021	9

Proposal No. 1 — Election of Directors for a One-Year Term

Director Nominees

Francisco J. Sanchez

Age: 61

Director since: 2014

Common stock owned: 26,864(7)

Percent of class: *

Principal Occupation or Position: Partner at Holland & Knight LLP and Advisor to Pt. Capital (a private equity firm) since July 2020; Senior

Managing Director of Pt. Capital and Chairman of CNS Global Advisors (an international trade and investment consulting firm) from November 2013 – July 2020; Under Secretary for International Trade, U.S. Department of Commerce from 2010 – November 2013.

Directorships of Other Publicly-Owned Companies: Director of Good Resources Holdings Ltd. within the past five years.

Qualifications and Career Highlights: Mr. Sanchez is a Partner at Holland & Knight LLP, where he serves as Co-Lead of the firm’s International Trade Practice. In addition, Mr. Sanchez is an Advisor at Pt. Capital, a private equity firm focused on responsible investments in the Pan Arctic. From November 2013 – July 2020, Mr. Sanchez served as CEO and chairman of the board of CNS Global Advisors, a firm focused on international trade and investment. In 2009, President Obama nominated Mr. Sanchez to be the Under Secretary for International Trade at the U.S. Department of Commerce. He was later unanimously confirmed by the U.S. Senate. Mr. Sanchez served in that role until November 2013. There he was responsible for strengthening the competitiveness of U.S. industry, promoting trade and investment, enforcing trade laws and agreements, and implementing the President’s National Export Initiative. Mr. Sanchez brings to the Board of Directors substantial experience in public policy, international trade, and international investment.

Debra A. Sandler

Age: 61

Director since: 2016

Common stock owned: 19,355(1)

Percent of class: *

Principal Occupation or Position: President of LaGrenade Group, LLC (a marketing consulting firm) since October 2015; Chief Health and

Wellbeing Officer of Mars, Inc. from July 2014 – July 2015; President, Chocolate, North America of Mars, Inc. from April 2012 – July 2014; Chief Consumer Officer of Mars Chocolate North America from 2009 – March 2012.

Directorships of Other Publicly-Owned Companies: Director of Gannett Co., Inc., Dollar General Corporation, and Keurig Dr Pepper Inc.

Qualifications and Career Highlights: Ms. Sandler is currently President of LaGrenade Group, LLC, a marketing consultancy she founded to advise consumer packaged goods companies operating in the Health and Wellness space. She was previously Chief Health and Wellbeing Officer of Mars, Inc., a position she held from July 2014 to July 2015. Additionally, she served as President, Chocolate, North America from April 2012 to July 2014, and Chief Consumer Officer, Mars Chocolate North America from November 2009 to March 2012. Prior to joining Mars, Ms. Sandler spent 10 years with Johnson & Johnson in a variety of leadership roles. Ms. Sandler has strong marketing and operating experience and a proven record of creating, building, enhancing, and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson, and PepsiCo.

Kelvin R. Westbrook

Age: 65

Director since: 2003

Common stock owned: 48,459(1)

Percent of class: *

Principal Occupation or Position: President and Chief Executive Officer of KRW Advisors, LLC (a consulting and advisory firm) since 2007;

Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (a broadband services company) (“MDM”)(8) from 2006 – 2007.

Directorships of Other Publicly-Owned Companies: Director of T-Mobile USA, Inc. and Mosaic Company; Lead Independent Trust Manager of Camden Property Trust. Director of Stifel Financial Corp. within the past five years.

Qualifications and Career Highlights: Mr. Westbrook brings legal, media, and marketing expertise to the Board of Directors. He is a former partner of a national law firm, was the President, Chief Executive Officer, and co-founder of two large cable television and broadband companies, and was or is a member of the board of several high-profile companies, including T-Mobile USA, Inc. and the National Cable Satellite Corporation, better known as C-SPAN. Mr. Westbrook also previously served on the board of a multi-billion-dollar not-for-profit healthcare services company.

Lei Z. Schlitz

Age: 54

Director since: 2019

Common stock owned: 7,457(1)

Percent of class: *

Principal Occupation or Position: Executive Vice President, Automotive OEM at Illinois Tool Works Inc. (a global multi-industrial manufacturer) since

January 2020; Executive Vice President, Food Equipment at Illinois Tool Works from September 2015 – January 2020; Group President, Worldwide Ware-Wash, Refrigeration, and Weigh/Wrap Businesses at Illinois Tool Works from 2011 – December 2015; Vice President, Research & Development, and Head of ITW Technology Center at Illinois Tool Works from 2008 – 2011.

Qualifications and Career Highlights: Dr. Schlitz is currently Executive Vice President of the Automotive OEM segment at Illinois Tool Works Inc., a publicly held, global multi-industrial manufacturer. She oversees a global business involving the design and manufacture of fasteners, interior and exterior components, and powertrain and braking systems for automotive OEMs and their top-tier suppliers around the world. Previously, she has served in leadership roles at Illinois Tool Works, serving as Executive Vice President of the Food Equipment segment, a global commercial food equipment business, serving institutional, industrial, restaurant, and retail customers around the world, and the group president of various food equipment businesses and leading research and development efforts. Dr. Schlitz brings extensive leadership experience in strategy development, growth initiatives, and operational excellence.

10	ADM Proxy Statement 2021

Proposal No. 1 — Election of Directors for a One-Year Term

Director Experiences, Qualifications, Attributes, and Skills; Board Diversity

* Less than 1% of outstanding shares

(1) Consists of stock units allocated under our Stock Unit Plan that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.

(2) Includes 40,139 stock units allocated under our Stock Unit Plan.

(3) Includes 23,427 stock units allocated under our Stock Unit Plan and 2,095 shares owned by his spouse.

(4) Includes 75,959 stock units allocated under our Stock Unit Plan and 60,000 shares held in trust.

(5) Includes 758,771 shares held in trust, 238 shares held by a family-owned limited liability company, and 1,758,700 shares that are unissued but are subject to stock options exercisable within 60 days.

(6) Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009.

(7) Includes 22.494 stock units allocated under our Stock Unit Plan.

(8) Broadstripe, LLC (formerly MDM) and certain of its affiliates filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009, approximately fifteen months after Mr. Westbrook resigned from MDM.

DIRECTOR EXPERIENCES, QUALIFICATIONS, ATTRIBUTES, AND SKILLS; BOARD DIVERSITY

In assessing an individual’s qualifications to become a member of the Board, the Nominating/Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the Board and its committees. In addition, the Committee considers personal characteristics of nominees and current board members, including race, gender, and geographic origin, in an effort to obtain a diversity of perspectives on the Board.

The specific experience, qualifications, attributes, and skills that qualify each of our directors to serve on the Board are described in the biographies above and in the Proxy Summary under “Director Nominee Qualifications and Experience” on page 3 and “Director Nominee Diversity, Age, Tenure, and Independence” on page 4.

DIRECTOR NOMINATIONS FROM STOCKHOLDERS

The Nominating/Corporate Governance Committee will consider nominees recommended by a stockholder, provided that the stockholder submits the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be received at our principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements may apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting.

Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, a written representation and agreement from the proposed nominee attesting to certain facts set forth in Section 1.4(c)(2) of our bylaws, and a written statement from the proposed nominee as to whether he or she intends, if elected, to tender the advance, contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders. Stockholders may also have the opportunity to include nominees in our proxy statement by complying with the requirements set forth in Section 1.15 of our bylaws. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

ADM Proxy Statement 2021	11

Board Leadership and Oversight

Board Leadership Structure

Our company’s Board of Directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated, because the Board believes it is in the best interest of our company to make this determination based on the position and direction of the company and the constitution of the Board and management team. The Board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separated. The Board’s implementation of a careful and seamless succession plan over the past years demonstrates that the Board takes seriously its responsibilities under the Corporate Governance Guidelines to determine who should serve as Chairman at any point in time in light of the specific circumstances facing our company. After careful consideration, the Board has determined that having Mr. Luciano, our company’s Chief Executive Officer, continue to serve as Chairman is in the best interest of our stockholders at this time. The Chief Executive Officer is responsible for the day-to-day management of our company and the development and implementation of our company’s strategy, and has access to the people, information, and resources necessary to facilitate board function. Therefore, the Board believes at this time that combining the roles of Chief Executive Officer and Chairman contributes to an efficient and effective board.

The independent directors elect a Lead Director at the Board’s annual meeting. Mr. Felsinger is currently serving as Lead Director. The Board believes that having an independent Lead Director provides the Board with independent leadership and facilitates the independence of the Board from management. The Nominating/Corporate Governance Committee regularly evaluates the responsibilities of the Lead Director and considers current trends regarding independent board leadership.

In prior years, the Board has enhanced the Lead Director’s responsibilities, as set forth in the Corporate Governance Guidelines, in connection with determining performance criteria for evaluating the Chief Executive Officer, evaluating the Board, committees, and individual directors, and planning for management succession. In accordance with our Corporate Governance Guidelines, the Lead Director:

(1) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and regularly meets with the Chairman and Chief Executive Officer for discussion of appropriate matters arising from these sessions;

(2) coordinates the activities of the other independent directors and serves as liaison between the Chairman and the independent directors;

(3) consults with the Chairman and approves all meeting agendas, schedules, and information provided to the Board, and may, from time to time, invite corporate officers, other employees, and advisors to attend Board or committee meetings whenever deemed appropriate;

(4) interviews, along with the Chairman and the Chair and members of the Nominating/Corporate Governance Committee, all director candidates and makes recommendations to the Nominating/Corporate Governance Committee;

(5) advises the Nominating/Corporate Governance Committee on the selection of members of the board committees;

(6) advises the board committees on the selection of committee chairs;

(7) works with the Chairman and Chief Executive Officer to propose a schedule of major discussion items for the Board;

(8) guides the Board’s governance processes;

(9) provides leadership to the Board if circumstances arise in which the role of the Chairman or Chief Executive Officer may be, or may be perceived to be, in conflict;

(10) has the authority to call meetings of the independent directors;

(11) if requested by major stockholders, ensures that he or she is available for consultation and direct communication;

(12) leads the non-management directors in determining performance criteria for evaluating the Chief Executive Officer and coordinates the annual performance review of the Chief Executive Officer;

(13) works with the Chair of the Compensation/Succession Committee to guide the Board’s discussion of management succession plans;

12	ADM Proxy Statement 2021

Board Leadership and Oversight

Board Role in Risk Oversight

(14) works with the Chair and members of the Nominating/Corporate Governance Committee to facilitate the evaluation of the performance of the Board, committees, and individual directors;

(15) works with the Chair and members of the Sustainability and Corporate Responsibility Committee to set sustainability and corporate responsibility objectives; and

(16) performs such other duties and responsibilities as the Board may determine.

In addition to electing a Lead Director, our independent directors facilitate the Board’s independence by meeting frequently as a group and fostering a climate of transparent communication. The high level of contact between our Lead Director and our Chairman between board meetings and the specificity contained in the Board’s delegation of authority parameters also serve to foster effective board leadership.

Board Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our company’s Board of Directors is responsible for risk oversight, focusing on our company’s overall risk management strategy, our company’s degree of tolerance for risk, and the steps management is taking to manage our company’s risks. While the Board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the Board can be assigned responsibility for risk management oversight of specific areas. The Audit Committee currently maintains responsibility for overseeing our company’s enterprise risk management process and regularly discusses our company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern our company’s risk assessment and risk management processes. The Audit Committee periodically reports to the Board of Directors regarding significant matters identified with respect to the foregoing.

Management has established an Enterprise Risk Management Committee consisting of a Chief Risk Officer and other personnel that represent multiple functional and regional areas within our company, with broad oversight of the risk management process.

BOARD OF DIRECTORS

Audit Committee

•  assists the Board in fulfilling its oversight responsibility to the stockholders relating to the company’s major risk exposures

•  oversees the company’s enterprise risk management process

•  regularly discusses the steps management has taken to monitor and control risk exposure

•  regularly reports to the Board regarding significant matters identified

Nominating/Corporate Governance Committee • assigns oversight of specific areas of risk to other committees • recommends director nominees who it believes will capably assess and monitor risk

Compensation/ Succession Committee

•  assesses potential risks associated with compensation decisions

•  engages an independent outside consultant every other year to review the company’s compensation programs and evaluate the risks in such programs; the consultant attends all committee meetings to advise the committee

Sustainability and

Corporate

Responsibility

Committee

•  has oversight responsibility for the company’s objectives, goals, strategies, and activities relating to sustainability and corporate responsibility matters, including workplace safety, process safety, environmental, social well-being, diversity and inclusion, corporate giving, and community relations

•  oversees the company’s compliance with sustainability and corporate responsibility laws and regulations

•  assesses the company’s performance relating to sustainability and corporate responsibility goals and industry benchmarks

ADM Proxy Statement 2021	13

Board Leadership and Oversight

Sustainability and Corporate Responsibility

SENIOR MANAGEMENT

Enterprise Risk Management Committee

•  ensures implementation and maintenance of a process to identify, evaluate, and prioritize risks to our company’s objectives

•  ensures congruence of risk decisions with our company’s values, policies, procedures, measurements, and incentives or disincentives

•  supports the integration of risk assessment and controls into mainstream business processes, planning, and decision-making

•  identifies roles and responsibilities across our company in regard to risk assessment and control functions

•  promotes consistency and standardization in risk identification, reporting, and controls across our company

•  ensures sufficient information capabilities and information flow to support risk identification and controls and alignment of technology assets

•  regularly evaluates the overall design and operation of the risk assessment and control process, including development of relevant metrics and indicators

•  reports regularly to senior management and the Board regarding the above-described processes and the most significant risks to our company’s objectives

Sustainability and Corporate Responsibility

Our commitment to change and growth goes beyond our products and services. At ADM, sustainable practices and a focus on environmental responsibility are not separate from our primary business: they are integral to the work we do every day to serve customers and create value for stockholders.

Our disclosure for sustainability topics, including climate change, follow the Taskforce on Climate-Related Financial Disclosures (TCFD) framework: Governance, Strategy, Risk Management, and Metrics & KPIs.

Governance: Our sustainability efforts are overseen by our Board of Directors, in particular a dedicated Sustainability and Corporate Responsibility Committee, and led by our Chief Sustainability Officer, who is supported by regional sustainability teams.

Strategy: In 2019, ADM assembled a Carbon Reduction Task Force to identify and assess technologies and process changes to enable meaningful Scope 1 and Scope 2 reductions. We engaged WSP Global to review the findings of the Task Force and to conduct an in-depth feasibility study to help shape an ambitious new set of goals to further reduce our environmental footprint.

We address climate change through three main pathways:

•	renewable product and process innovations, such as our carbon sequestration project in Decatur, Illinois,

•	supply chain commitments, such as our Commitment to No-Deforestation, and

•

a strategic approach to operational excellence which emphasizes enhancing the efficiency of our production plants throughout our global operations, including through a centralized energy management team that enables us to identify and share successful programs across business or geographic regions.

Our No-Deforestation program is focused on four key pillars:

•	Supply chain traceability

•	Supplier engagement

•	Monitoring & verification

•	Reporting

Risk Management: Sustainability risk management, including climate change and deforestation, is integrated into the multi-disciplinary company-wide enterprise risk management (ERM) process.

Each quarter, the ERM Sustainability subgroup reviews the risk matrix. Previously identified risks are discussed to ensure proper focus and time is spent discussing and assessing emerging risks. The risk matrix includes quantitative review of impact, mitigation, and residual risk as well as qualitative information about risk categories, warning periods, mitigation strategies and effectiveness.

14	ADM Proxy Statement 2021

Board Leadership and Oversight

Sustainability and Corporate Responsibility

Various risk types are included in the analysis including current and emerging regulation, technology, legal, market, reputation, acute physical and chronic physical risks.

	Relevance & inclusion	Explanation
Current regulation	Relevant, sometimes included

Risks associated with current regulation have typically already been assessed and mitigated where possible. Current regulation risks are relevant when assessing facility expansions or acquisitions, or when assessing new product streams. For example, as more entities establish carbon taxes or trading schemes, we must analyze the applicability to our facilities and assess the financial risks.

Emerging regulation	Relevant, always included	Emerging regulation, such as carbon taxes or emissions limitations, could have a direct impact on our operations, and are therefore relevant and always included in our assessments.
Technology	Relevant, always included

As technology changes, demand for existing products could be affected or more efficient processing techniques may be discovered. Technology also represents a significant mitigation strategy - for example, digital satellite monitoring is evolving and making it easier to detect deforestation to ensure we do not source from farmers violating our policies. Emerging technology is always relevant and included in risk assessments.

Legal	Relevant, always included

Legal impacts pose a relevant risk to the company and are always assessed. For example, palm from Indonesia/Malaysia and soy from Brazil are at risk of being sourced from growers who are in violation of labor laws or deforestation regulations.

Market	Relevant, always included	Market demand has a direct effect on production as well as directing sustainable sourcing initiatives. Staying informed on market changes is a necessary part of risk assessment and always included.
Reputation	Relevant, always included

Reputational damage could pose a risk to the company. For example, deforestation linked to our supply chain could cause brand or company reputation damage. Monitoring our reputation, as well as the reputations of suppliers, competitors, and customers is an important and relevant part of our risk assessments and always included.

Acute physical	Relevant, always included	Acute physical risks, such as droughts, cyclones, floods, and fires pose risks and are always included in our risk assessments.
Chronic physical	Relevant, sometimes included	Chronic physical risks, such as the shifting of growing zones, are included in our risk assessments; however, because these tend to be longer-term risks, they are not always assessed quarterly.

Risk 1: Direct Operations – Acute physical risk, increased severity and frequency of extreme weather events such as cyclones and floods could lead to increased direct costs in the short term.

The Company’s operations rely on dependable and efficient transportation services, the disruption of which could result in difficulties supplying materials to the Company’s facilities and impairment of the Company’s ability to deliver products to its customers in a timely manner. The Company relies on access to navigable rivers and waterways in order to fulfill its transportation obligations more effectively. Any major lack of available water for use in certain of the Company’s processing operations could have a material adverse impact on operating results.

The availability and prices of the agricultural commodities and agricultural commodity products the Company procures, transports, stores, processes, and merchandises can be affected by climate change, weather conditions, disease, government programs, competition, and various other factors beyond the Company’s control and could adversely affect the Company’s operating results. Reduced supply of agricultural commodities could adversely affect the Company’s profitability by increasing the cost of raw materials and/or limiting the Company’s ability to procure, transport, store, process, and merchandise agricultural commodities in an efficient manner.

Risk 2: Upstream supply chain - Acute physical risk, increased severity and frequency of extreme weather events such as cyclones and floods could lead to increased sourcing costs in the short term. A reduction in agricultural commodities would directly impact ADM’s ability to produce goods which would directly affect sales and revenue. The ERM team estimates a potential financial risk of $10-70M based on increased price of commodities, increased transportation costs, loss in revenue if facilities are unable to acquire enough raw material to operate.

The availability and prices of agricultural commodities are subject to wide fluctuations, including impacts from factors outside the Company’s control such as changes in weather and climate. Reduced supply of agricultural commodities could adversely affect the Company’s profitability by increasing the cost of raw materials and/or limiting the Company’s ability to procure, transport, store, process, and merchandise agricultural commodities in an efficient manner.

ADM Proxy Statement 2021	15

Board Leadership and Oversight

Sustainability and Corporate Responsibility

Risk 3: Direct operations – Emerging regulation and carbon pricing mechanisms could result in increased operational costs in the short to medium term. Financial implications are dependent upon the environmental regulations but vary from increased operating costs (additional monitoring and testing requirements) to capital costs (equipment upgrades/installation). A carbon tax could also potentially increase direct costs.

The Company’s business could be affected in the future by additional global, regional, national, and local regulation, pricing of greenhouse gas emissions or other climate change legislation, regulation or agreements. It is difficult at this time to estimate the likelihood of passage, or predict the potential impact, of any additional legislation, regulations or agreements. Potential consequences of new obligations could include increased energy, transportation, raw material, and administrative costs, and may require the Company to make additional investments in its facilities and equipment.

After a carbon reduction feasibility study, ADM has set a new, ambitious GHG reduction target. As we reduce absolute emissions, the total potential cost of a carbon tax or trading scheme goes down.

Opportunity 1: Direct operations – Development and expansion of low emissions goods and services could lead to increased revenues resulting from increased demand for products and services. As various renewable fuel standards are implemented around the world, ADM has an opportunity to capitalize through the production and sale of ethanol and biodiesel.

ADM’s strategy to realize this opportunity is to remain active in trade associations and in public policy activities related to renewable fuels standards. The cost of this strategy is included in day-to-day business operational costs.

Opportunity 2: Direct operations – Development of new products or services through R&D and innovations could lead to increased revenues through access to new and emerging markets. More businesses and consumers are looking to renewable products.

The Company is continuing to invest in research to develop a broad range of sustainable materials with an objective to produce key intermediate materials that serve as a platform for producing a variety of sustainable packaging products. Conversion technologies include utilizing expertise in both fermentation and catalysis.

Metrics & KPIs:

We have aligned our sustainability efforts with the United Nations Sustainable Development Goals which serve as a road map to achieve a better future for all. Specifically, we are focusing our efforts toward Zero Hunger, Clean Water and Sanitation, Climate Action, and Life On Land.

Below are highlights of some of our activities that support our commitment to these SDGs, as well as some of our other company goals, metrics, and KPIs.

After meeting our 15x20 environmental goals ahead of schedule, and based on the results of a carbon reduction feasibility study, we have announced an ambitious new set of goals we call Strive35 to further reduce our environmental footprint.

16	ADM Proxy Statement 2021

Board Leadership and Oversight

Board Role in Overseeing Political Activities

We disclose key performance indicators aligned with the Global Reporting Initiative (GRI) Framework. Below are key metrics from calendar years 2018 and 2019.

GRI 305-1, 305-2, 305-5	Year Ended December 31

GHG Emissions, million metric tons*	2018	2019

Global Scope 1 GHG Emissions	14.52	14.80

Global Scope 2 GHG Emissions	2.84	3.01

GHG Intensity Reduction over 2010 baseline	15.1%	15.1%

GRI 303-1	Year Ended December 31

Water Withdrawal (locations >100,000 m3/year) in million m3*	2018	2019

Groundwater	42.2	43.1

Municipal	41.5	41.1

Rain	1.1	0.9

Surface	31.0	31.0

GRI 302-1	Year Ended December 31

Energy consumption within the organization in million MWh*	2018	2019

Total non-renewable fuel consumption	57.3	59.9

Total renewable fuel consumption	5.2	4.7

* Data provided in these tables have been assessed by a third-party which has issued limited assurance statements.

Board Role in Overseeing Political Activities

The Board of Directors believes that participation in the political process is important to our business. We and our political action committee (ADMPAC) therefore support candidates for political office and organizations that share our pro-growth vision, our aspirations for the future of global agriculture, and our commitment to the people who depend on it for their lives and livelihoods. Decisions to support particular candidates and/or organizations are subject to fixed policies and determined by the company’s best interests, not the personal political preferences of our company’s executives. ADMPAC submits to the Federal Election Commission (FEC) regular, detailed reports on all federal political contributions, which reports are available to the public on the FEC’s website. Similarly, contributions to state candidates are disclosed to relevant state authorities and typically disclosed on individual states’ websites.

In addition to our contributions to individual candidates for public office and candidate committees, we also support a small number of so-called “527” groups, including the Democratic Governors Association, the Republican Governors Association, Ag America, and the Republican State Leadership Committee. We have not supported independent political expenditures or 501(c)(4) organizations. Finally, we have memberships in several industry, trade, and business associations representing agriculture and the business community. If a trade association engages in political activity, the amount of dues associated with this political advocacy is reported in our quarterly LD2 filings.

We engage in a centralized, deliberative process when making decisions about the company’s political participation to ensure that it complies with all applicable laws and makes appropriate disclosures. Contributions of greater than $1,000 typically require the approval of the board of directors of ADMPAC, a political action committee funded by our employees’ voluntary contributions. The ADMPAC board of directors is chaired by the vice president of state government relations and composed of employees who represent various areas of the company. Contributions of less than $1,000 may be authorized by the company’s vice president of government relations and vice president of state government relations.

The Board of Directors provides oversight of ADMPAC’s and the company’s political activities, political contributions, and compliance with relevant laws. At each quarterly board meeting, ADM management provides the Board of Directors with a detailed report on our political contributions in the previous quarter. Any member of the Board may obtain further detailed information concerning political contributions, trade associations, compliance with federal and state laws, or any other related topic.

On January 11, 2021, we announced that in light of the events of January 6, 2021, ADM is expeditiously conducting a thorough review of all of its political donation policies to ensure that these policies fully reflect ADM’s values as a company. We have suspended making new political donations until we have completed that review.

For more information on ADM’s political policies and activities, please see https://www.adm.com/our-company/us-political-contributions.

ADM Proxy Statement 2021	17

Director Evaluations

Board, Committee, and Director Evaluations

The Board believes that a robust annual evaluation process is a critical part of its governance practices. Accordingly, the Nominating/Corporate Governance Committee oversees an annual evaluation of the performance of the Board of Directors, each committee of the Board, and each individual director. The Nominating/Corporate Governance Committee approves written evaluation questionnaires which are distributed to each director. The results of each written evaluation are provided to, and compiled by, an outside firm. Individual directors are evaluated by their peers in a confidential process. Our Lead Director works with the Chair and members of the Nominating/Corporate Governance Committee to facilitate the evaluation of the performance of the Board, committees, and individual directors, and delivers and discusses individual evaluation results with each director. The Chair of the Nominating/Corporate Governance Committee delivers and discusses the Lead Director’s individual evaluation with him or her. Results of the performance evaluations of the committees and the Board are discussed at appropriate committee meetings and with the full board.

The Board utilizes the results of these evaluations in making decisions on board agendas, board structure, committee responsibilities and agendas, and continued service of individual directors on the board.

18	ADM Proxy Statement 2021

Independence of Directors

Independence of Directors

The Board of Directors has reviewed business, familial, and charitable relationships between our company and each non-employee director and director nominee to determine compliance with the NYSE standards and our bylaw standards, each described below, and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the Board has determined that ten of its eleven current members, Messrs. Burke, Crews, Dufour, Felsinger, Moore, Sanchez, and Westbrook, Ms. Harrison, Ms. Sandler, and Dr. Schlitz are independent, and that Mr. Colbert, the director nominee, is also independent. Mr. Luciano is not independent under the NYSE or bylaw standards because of his employment with us.

In determining that each director and nominee is independent (other than Mr. Luciano), the Board reviewed the following transactions, relationships, or arrangements. The Board of Directors determined that any amounts or relationships involved in all of the following matters fall below applicable thresholds or outside the NYSE or bylaw independence standards, that none of the directors or nominee had a direct or material interest in the matters described below, and that such matters do not impair the independence of any director or nominee.

Name	Matters Considered

M. Burke	Ordinary course business with AECOM (sales to ADM of certain services on an arm’s length basis).

T. Crews

Ordinary course business with WestRock Company (purchases from ADM of various products and sales to ADM of various products, all on an arm’s length basis).

Ordinary course business with Hormel Foods Corporation (purchases from ADM of various products and sales to ADM of various products, all on an arm’s length basis).

P. Dufour	Ordinary course business with Air Liquide Group (sales to ADM of certain products on an arm’s length basis).

D. Felsinger	Stepson-in-law is employed by ADM as Director, New Product Development, which is not an executive officer or senior management position, at a compensation level and on terms determined on a basis consistent with the Company’s policies for non-executive officers.

S. Harrison	Ordinary course business with WestRock Company (purchases from ADM of various products and sales to ADM of various products, all on an arm’s length basis).

D. Sandler

Ordinary course business with Pharmavite (purchases from ADM of certain products on an arm’s length basis).

Ordinary course business with Keurig Dr Pepper Inc. (purchases from ADM of certain products on an arm’s length basis).

L. Schlitz	Ordinary course business with Illinois Tool Works Inc. (sales to ADM of certain equipment and services on an arm’s length basis).

K. Westbrook

Ordinary course business with Mosaic Company (sales to ADM of certain products and purchases from ADM of certain services, all on an arm’s length basis).

Ordinary course business with T-Mobile US, Inc. (sales to ADM of various products and purchases from ADM of certain products, all on an arm’s length basis).

ADM Proxy Statement 2021	19

Independence of Directors

Independence of Directors

NYSE Independence

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the Board affirmatively determines that he or she has no material relationship with our company other than as a director, and will not be considered independent if:

1.	the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

2.

the director or a member of the director’s immediate family has received during any 12-month period within the last three years more than $120,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

3.

the director or an immediate family member is a current partner of one of our independent auditors, the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors and personally works on our audits, or the director or a member of the director’s immediate family was within the last three years an employee of one of our independent auditors and personally worked on one of our audits;

4.

the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers at the same time serves or served on the compensation committee; or

5.

the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any of the of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Bylaw Independence

Section 2.8 of our bylaws also provides that a majority of the Board of Directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who:

1.	is not a current employee or a former member of our senior management or the senior management of one of our affiliates;

2.	is not employed by one of our professional services providers;

3.	does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling stockholder, that is material to us or to the director;

4.	does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates;

5.	is not an officer of a company of which our Chairman or Chief Executive Officer is also a board member;

6.	is not personally receiving compensation from us in any capacity other than as a director; and

7.

does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation, university, or institution.

20	ADM Proxy Statement 2021

Independence of Directors

Corporate Governance Guidelines

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set forth the Board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the Board and our bylaws, are posted on our website, https://www.adm.com/investors/corporate-governance, and are available free of charge upon written request to ADM, Attention: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

Independent Executive Sessions

In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. If the non-management directors include any directors who are not independent pursuant to the Board’s determination of independence, at least one executive session each year includes only independent directors. The Lead Director, or in his or her absence, the chair of the Nominating/Corporate Governance Committee, presides at such meetings of independent directors. The non-management directors met in independent executive session four times during fiscal year 2020.

ADM Proxy Statement 2021	21

Information Concerning Committees and Meetings

Board Meetings and Attendance at Annual Meetings of Stockholders

During the last fiscal year, the Board of Directors held eight meetings. All incumbent directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during such period. Our Corporate Governance Guidelines provide that all directors standing for election are expected to attend the annual meeting of stockholders. All director nominees standing for election at our last annual stockholders’ meeting held on May 7, 2020, virtually attended that meeting.

Information Concerning Committees and Meetings

The Board’s standing committees for the year ended December 31, 2020, consisted of the Audit, Compensation/Succession, Nominating/Corporate Governance, Sustainability and Corporate Responsibility, and Executive Committees. Each committee operates pursuant to a written charter adopted by the Board, available on our website, www.adm.com.

Audit Committee

The Audit Committee consists of Mr. Crews (Chair), Mr. Dufour, Mr. Moore, Mr. Sanchez, and Ms. Sandler. The Audit Committee met nine times during the most recent fiscal year. All of the members of the Audit Committee were determined by the Board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards, and in Section 10A of the Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee.

The Audit Committee reviews:

1. the overall plan of the annual independent audit;

2. financial statements;

3. the scope of audit procedures;

4. the performance of our independent auditors and internal auditors;

5. the auditors’ evaluation of internal controls;

6. the company’s oversight of risk and the enterprise risk management program;

7. matters of legal and regulatory compliance;

8. the performance of our company’s compliance function;

9. business and charitable relationships and transactions between us and each non-employee director, director nominee, and executive officer to assess potential conflicts of interest and impairment of independence; and

10. the company’s earnings press releases and information provided to analysts and investors.

For additional information with respect to the Audit Committee, see the sections of this proxy statement entitled “Report of the Audit Committee” and “Audit Committee Pre-Approval Policies.”

22	ADM Proxy Statement 2021

Information Concerning Committees and Meetings

Information Concerning Committees and Meetings

Compensation/Succession Committee

The Compensation/Succession Committee consists of Mr. Westbrook (Chair), Mr. Burke, Ms. Harrison, and Ms. Schlitz. The Compensation/Succession Committee met four times during the most recent fiscal year. All of the members of the Compensation/Succession Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards, including the NYSE listing standards specifically applicable to compensation committee members.

The Compensation/Succession Committee:

1. establishes and administers a compensation policy for senior management;

2. reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

3. approves all compensation elements with respect to our directors, executive officers, and all employees with a base salary of $500,000 or more;

4. reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

5. establishes and reviews a compensation policy for non-employee directors;

6. reviews and monitors our succession plans;

7. approves awards to employees pursuant to our incentive compensation plans;

8. approves major modifications in the employee benefit plans with respect to the benefits that salaried employees receive under such plans; and

9. ensures succession processes are in place to aid business continuity.

The Compensation/Succession Committee provides reports to the Board of Directors and, where appropriate, submits actions to the Board of Directors for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers the evaluation prepared by the non-management directors.

In accordance with the General Corporation Law of Delaware, the committee may delegate to one or more officers the authority to grant stock options to other officers and employees who are not directors or executive officers, provided that the resolution authorizing this delegation specifies the total number of options that the officer or officers can award. The charter for the Compensation/Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

For additional information on the responsibilities and activities of the Compensation/Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

ADM Proxy Statement 2021	23

Information Concerning Committees and Meetings

Information Concerning Committees and Meetings

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Mr. Moore (Chair), Mr. Burke, Ms. Sandler, and Mr. Westbrook. The Nominating/Corporate Governance Committee met five times during the most recent fiscal year. All of the members of the Nominating/Corporate Governance Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards.

The Nominating/Corporate Governance Committee:

1. identifies individuals qualified to become members of the Board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

2. recommends individuals to the Board for nomination as members of the Board and board committees;

3. develops and recommends to the Board a set of corporate governance principles applicable to the company;

4. assigns oversight of particular risk areas to other committees of the board;

5. leads the evaluation of the directors, the Board, and board committees; and

6. has oversight responsibility for certain of the company’s corporate objectives and policies.

Sustainability and Corporate Responsibility Committee

The Sustainability and Corporate Responsibility Committee consists of Ms. Harrison (Chair), Mr. Crews, Mr. Dufour, Mr. Sanchez, and Ms. Schlitz. The Sustainability and Corporate Responsibility Committee met four times during the most recent fiscal year. All of the members of the Sustainability and Corporate Responsibility Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. For more information on the company’s sustainability and corporate responsibility efforts, see the section of this proxy statement entitled “Sustainability and Corporate Responsibility.”

The Sustainability and Corporate Responsibility Committee:

1. oversees objectives, goals, strategies, and activities relating to sustainability and corporate responsibility;

2. receives and reviews reports from management regarding strategies, activities, compliance, and regulations regarding sustainability and corporate responsibility;

3. has authority to obtain advice and assistance from internal or external advisors; and 4. leads the evaluation of the company’s performance related to sustainability and corporate responsibility.

Executive Committee

The Executive Committee consists of Mr. Luciano (Chairman), Mr. Felsinger (Lead Director), Mr. Crews (Chair of the Audit Committee), Ms. Harrison (Chair of the Sustainability and Corporate Responsibility Committee), Mr. Moore (Chair of the Nominating/Corporate Governance Committee), and Mr. Westbrook (Chair of the Compensation/Succession Committee). The Executive Committee did not meet during the most recent fiscal year. The Executive Committee acts on behalf of the Board to determine matters which, in the judgment of the Chairman of the Board, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the Board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the Board under applicable law, our certificate of incorporation, or our bylaws.

24	ADM Proxy Statement 2021

Stockholder Outreach and Engagement; Code of Conduct

Stockholder Outreach and Engagement

As part of our commitment to effective corporate governance practices, in 2020-21 we reached out to many of our largest institutional stockholders to hold formal discussions with them to help us better understand the views of our investors on key topics. Our Lead Director (who, as provided in the Corporate Governance Guidelines, ensures that he is available for consultation and direct communication with major stockholders) and senior management participated in these meetings to discuss and obtain feedback on corporate governance, executive compensation, and other related issues important to our stockholders.

We share stockholder feedback with the Board and its committees to enhance both our governance practices and transparency of these practices to our stockholders. We review the voting results of our most recent annual meeting of stockholders, the stockholder feedback received through our engagement process, the governance practices of our peers and other large companies, and current trends in governance as we consider enhancements to our governance practices and disclosure. We value our dialogue with our stockholders and believe our outreach efforts, which are in addition to our other communication channels available to our stockholders and interested parties, help ensure our corporate governance, compensation, and other related practices continue to evolve and reflect the insights and perspectives of our many stakeholders. We welcome suggestions from our stockholders on how the Board and management can enhance this dialogue in the future.

COMMUNICATIONS WITH DIRECTORS

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, ADM, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. All correspondence will be forwarded to the intended recipients.

CODE OF CONDUCT

The Board has adopted a Code of Conduct that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Conduct applies to all of our directors, employees, and officers, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct is available at our website, https://www.adm.com/our-company/the-adm-way/code-of-conduct , and is available free of charge upon written request to ADM, Attention: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be disclosed promptly on our website.

ADM Proxy Statement 2021	25

Director Compensation

Director Compensation

For fiscal year 2020, our standard compensation for non-employee directors consists of an annual retainer in the amount of $300,000. With respect to the $300,000 annual retainer, $175,000 must be paid in stock units pursuant to our Stock Unit Plan for Non-Employee Directors. The remaining portion of the annual retainer may be paid in cash, stock units, or a combination of both, at the election of each non-employee director. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. In addition to the annual retainer, our Lead Director received a stipend in the amount of $30,000, the Chair of the Audit Committee received a stipend in the amount of $25,000, the Chair of the Compensation/Succession Committee received a stipend in the amount of $20,000, the Chair of the Nominating/Corporate Governance Committee received a stipend in the amount of $15,000, and the Chair of the Sustainability and Corporate Responsibility Committee received a stipend in the amount of $10,000. All such stipends were paid in cash in 2020, but will be paid in stock units in 2021. We do not pay fees for attendance at board and committee meetings. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time to time.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer or stipend to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the NYSE on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of the Board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal year 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

M. S. BURKE	125,000	175,000	—	300,000

T. K. CREWS	150,000	175,000	—	325,000

P. DUFOUR	125,000	175,000	—	300,000

D. E. FELSINGER	30,000	300,000	—	330,000

S. F. HARRISON	135,000	175,000	—	310,000

P. J. MOORE	140,000	175,000	5,000	320,000

F. J. SANCHEZ	125,000	175,000	—	300,000

D. A. SANDLER	125,000	175,000	—	300,000

L. Z. SCHLITZ	125,000	175,000	—	300,000

K. R. WESTBROOK	145,000	175,000		320,000

26	ADM Proxy Statement 2021

Director Compensation

Director Stock Ownership Guidelines

(1) As described above, $175,000 of the annual retainer of $300,000 is paid in stock units, which are reported in the “Stock Awards” column. Our directors may elect to receive the remaining portion of the annual retainer in the form of cash, stock units, or a combination of both. For fiscal year 2020, Mr. Felsinger elected to receive his entire annual retainer in the form of stock units. In addition, in 2020, all stipends were paid in cash.

(2) The amounts set forth in this column represent the grant date fair value of stock unit grants to each of the listed directors computed in accordance with the provisions of FASB ASC Topic 718. Each of the listed directors is a non-employee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the NYSE on that date. The fair value of services provided by each of the directors has been determined to be $75,000 per quarter. The aggregate number of stock units credited to the account of each non-employee director as of December 31, 2020 (including mandatory stock unit grants, voluntary elections to receive stock units, and the deemed reinvestment of dividends) was as follows:

Name	Number of Stock Units at 12/31/20
M. S. Burke	10,351
T. K. Crews	39,010
P. Dufour	26,452
D. E. Felsinger	73,977
S. F. Harrison	14,479
P. J. Moore	69,371
F. J. Sanchez	25,051
D. A. Sandler	18,358
L. Z. Schlitz	6,537
K. R. Westbrook	52,110

(3) Consists of charitable gifts pursuant to the company’s matching charitable gift program which is available to substantially all employees and non-employee directors.

Director Stock Ownership Guidelines

Our company has guidelines regarding ownership of shares of our common stock by our non-employee directors. These guidelines call for non-employee directors to own shares of common stock (including stock units issued pursuant to the Stock Unit Plan for Non-Employee Directors) over time with a fair market value of not less than five times the amount of the maximum cash portion of the annual retainer. Application of these guidelines will consider the time each director has served on the Board of Directors, as well as stock price fluctuations that may impact the achievement of the five times cash retainer ownership guidelines.

We prohibit directors from hedging or pledging company securities.

ADM Proxy Statement 2021	27

Executive Stock Ownership

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of March 15, 2021, directly or indirectly, by each of the named executive officers.

Executive	Common Stock Beneficially Owned(1)	Options Exercisable Within 60 Days	Percent of Class

J. R. LUCIANO	3,001,703(2)	1,758,700	*

R. G. YOUNG	1,376,319(3)	901,641	*

V. F. MACCIOCCHI	294,102	93,110	*

G. A. MORRIS	334,127(4)	117,839	*

J. D. TAETS	499,405(5)	261,154	*

* Less than 1% of outstanding shares

(1) Includes for each named executive officer stock options exercisable within 60 days and the following:

	Unvested RSUs	RSUs that vest within 60 days

J. R. Luciano	483,994	0

R. G. Young	164,367	0

V. F. Macciocchi	110,956	0

G. A. Morris	110,956	0

J. D. Taets	104,927	0

(2) Includes 758,771 shares held in trust, 238 shares held by a family-owned limited liability company.

(3) Includes 4,430 shares held in our Dividend Reinvestment Plan.

(4) Includes 635 shares held in the 401(k) and ESOP.

(5) Includes 962 shares held in the 401(k) and ESOP.

Common stock beneficially owned as of March 15, 2021, by all directors, director nominees, and executive officers as a group, numbering 20 persons including those listed above, is 7,132,019 shares representing 1.3% of the outstanding shares, of which 334,732 shares represent stock units allocated under our Stock Unit Plan for Nonemployee Directors, 4,659 shares are held in the 401(k) and ESOP, 4,430 shares are held in our Dividend Reinvestment Plan, 3,784,269 shares are unissued but are subject to stock options exercisable within 60 days, and no shares are subject to pledge.

28	ADM Proxy Statement 2021

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation of the following named executive officers, or NEOs:

Name	Title	Time with ADM (as of March 2021)

Juan R. Luciano	Chairman, Chief Executive Officer and President	9 years, 11 mos.

Ray G. Young	Executive Vice President and Chief Financial Officer	10 years, 4 mos.

Vincent F. Macciocchi	Senior Vice President and President, Nutrition, and Chief Sales and Marketing Officer	8 years, 9 mos.*

Greg A. Morris	Senior Vice President and President, Agricultural Services and Oilseeds	26 years, 2 mos.

Joseph D. Taets	Senior Vice President and President, Global Business Readiness and Procurement	32 years, 10 mos.

* includes tenure at a predecessor company that ADM acquired in 2014.

ADM Proxy Statement 2021	29

Compensation Discussion and Analysis

Executive Summary

Executive Summary

OUR COMPENSATION PHILOSOPHY AND OBJECTIVES

ADM unlocks the power of nature to provide access to nutrition worldwide. ADM is a global leader in human and animal nutrition and one of the world’s premier agricultural origination and processing companies. In order to achieve this, we must attract, engage, and retain highly talented individuals who are committed to our core values of integrity, excellence, teamwork, resourcefulness, responsibility, and respect for others. Our compensation programs are designed to help us achieve our annual priorities while balancing the long-term interests of our stockholders. Our compensation and benefit programs are based on the following objectives:

•	We reinforce a high-performance culture by linking both long- and short-term compensation with individual and company performance while discouraging excessive risk-taking;

•	We structure executive compensation packages to include a significant percentage of variable equity awards to ensure executives remain focused on company performance and stockholder returns;

•	We reward senior executives for creating value for our stockholders, demonstrating excellence in leadership, and successfully implementing our business strategy;

•	We provide market-competitive compensation that reflects the level of job impact and responsibilities, and helps us attract and retain high quality executive talent; and

•	We structure our compensation and benefit programs to have consistent features for employees and executives across the organization to encourage and reward everyone who contributes to ADM’s success.

When designing our executive compensation programs, management and the Compensation/Succession Committee consider stockholder feedback received during our annual say-on-pay vote and regular engagement process.

2020 PERFORMANCE HIGHLIGHTS

ADM achieved strong performance in the face of extraordinary challenges during 2020. Despite the external environment, we kept our focus on strong execution, continuous improvement efforts, and delivering winning solutions for our customers.

Here are some highlights ADM achieved in 2020.

•	All business units grew operating profit in 2020. We stayed focused on our customers, maintained a safe working environment with strong business continuity, and managed risk very well;
•	We delivered outstanding results with operating profit for Agricultural Services & Oilseeds surpassing $2 billion, enhanced returns by monetizing over $300 million in capital, and had record global crush volumes;

•	We grew Carbohydrate Solutions operating profits 11%, despite challenges from COVID-19; and delivered strong performance in starches, flour, and industrial alcohol; and

•	We grew Nutrition revenue 5% on a constant currency basis[9] and operating profit by 37% year-over-year.

•	We surpassed our synergy target of €50 million for our Neovia acquisition almost two years ahead of schedule.

•	We quickly implemented innovative digital technologies to continue important innovation work with our customers.

•	We continued to expand our leadership position in fast-growing consumer trend areas, such as alternative proteins, including the launch of our PlantPlus Foods joint venture with Marfrig, as well as probiotics, announcing the expansion of our Biopolis production facilities.

•	We expanded our unparalleled array of products and solutions by adding Yerbalatina, a leader in botanical capabilities.

•	We announced several innovative partnerships with Innovafeed and Spiber.

•	We exceeded our net Readiness target of $1.3 billion, driving efficiency and effectiveness into our organization, including enhancing our centers of excellence and continuing with the implementation of 1ADM, our IT and process improvement initiative.

•	We announced new Sustainability goals, Strive 35, outlining targets for greenhouse gas, energy, water, and waste reduction.

We delivered an all-time record in adjusted earnings per share in 2020. We also delivered adjusted return on invested capital (adjusted ROIC) over our annual weighted average cost of capital (WACC) by almost 200 basis points and generated positive economic value added. Highlights of our 2020 financial performance include:

•	adjusted earnings per share of $3.59;

•	trailing four-quarter average adjusted return on invested capital (adjusted ROIC) of 7.7%, compared to our annual 2020 WACC of 5.75%;

•	positive economic value add of $573 million; and

•	adjusted EBITDA of $3.660 billion.[1]

1 Revenue on a constant currency basis (revenue adjusted for the impact of fluctuations in foreign currency exchange rates), adjusted earnings per share (earnings per share, adjusted to exclude the impact of certain items), Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of certain items) and Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) are financial measures that have not been calculated in accordance with generally accepted accounting principles (“GAAP”). Annex A to this Proxy Statement offers more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures. In 2019, the Compensation/Succession Committee chose to recognize $27 million in Adjusted EBITDA due to our anticipated collection of reimbursement for our losses caused by a third party shipping accident at our Reserve, Louisiana facility. While we expected to collect this reimbursement in 2020 and deduct this amount from any calculation performed in connection with our 2020 annual cash incentive, the collection did not occur in 2020. We expect to collect this reimbursement in 2021. This amount will be deducted from any calculation performed in connection with the 2021 annual cash incentive awards so as not to double-count the effects of such adjustment.

30	ADM Proxy Statement 2021

Compensation Discussion and Analysis

Executive Summary

In light of our strong performance in 2020, including with respect to the performance metrics under our 2020 annual cash incentive program and the 2018-2020 PSUs that resulted in above-target payouts, the Compensation/Succession Committee did not make any adjustments related to COVID-19 impacts despite the Company being negatively impacted in its financial results by the pandemic.

OVERVIEW OF OUR COMPENSATION PROGRAM

Total direct compensation for ADM executives is delivered through a mix of cash and equity awards that emphasizes multiple performance factors tied to stockholder value creation over short and long-term time horizons. The three key elements of our compensation program are base salary, annual cash incentive awards, and long-term equity incentive (LTI) awards.

We believe our salaries and performance-based annual cash incentive awards encourage and reward annual business results, with industry specific strategic goals. In contrast, our LTI rewards for sustained performance against critical metrics. Our executive stock ownership guidelines (discussed under “Compensation Policies and Governance — Executive Stock Ownership”), which require executives to own meaningful amounts of ADM common stock, align our executives’ interests in delivering sustainable stockholder returns.

SIGNIFICANT 2020 COMPENSATION ACTIONS

In 2020, we granted a mix of performance share units (PSUs) and time-based restricted stock units (RSUs) to the NEOs. The PSUs will vest, or not, based on ADM’s performance against specific goals over a three-year performance period that will end on December 31, 2022. The RSUs generally will vest on the same day as the vesting of the PSUs if the recipient remains employed by ADM. For details, see “2020 Compensation Decisions — Equity-Based Long-Term Incentives.”

The Compensation/Succession Committee expanded the performance metrics for the 2020 annual cash incentive plan. In the past, these awards were based solely on Adjusted EBITDA and Adjusted ROIC. Since 2017, we have retained those metrics, but each year we also have added specific and relevant strategic goals in order to drive accountability for important annual priorities. Strong results for these strategic goals can have a significant impact on annual bonuses. For details on the five strategic goals prescribed for the 2020 annual bonuses, see “2020 Executive Compensation Decisions — 2020 Annual Cash Incentives.”

None of the NEOs received base salary increases in 2020.

In 2020, the NEOs received, on average, 56% of their total target direct compensation in performance-based pay, and 70% of their total target direct compensation in equity awards. For these purposes, we consider the base salary paid in 2020, the annual cash incentive earned in 2020 (paid in early 2021), and the target award value of equity (the dollar amount of such awards as approved by the Compensation/Succession Committee) granted early in 2020 for the 2020-2022 performance period.

The charts below present the mix of total target direct compensation awarded to the NEOs in 2020.

ADM Proxy Statement 2021	31

Compensation Discussion and Analysis

Executive Summary

EXECUTIVE COMPENSATION BEST PRACTICES

We annually evaluate all elements of NEO pay to ensure alignment with performance objectives, market best practices and stockholder interests. In addition, ADM’s lead director, our CEO, and other members of management annually engage with the company’s largest institutional stockholders to receive their feedback on the structure and performance focus of our executive compensation programs. The following table summarizes our current practices.

What We Do	What We Don’t Do

✓  Pay-for-performance: We tie compensation to performance by setting clear and challenging company financial goals and individual goals, and having a majority of target total direct compensation consist of performance-based components.

X No guaranteed base salary increases: Base salary levels are reviewed every year and periodically adjusted based on market competitiveness and internal equity.

✓  Multiple performance metrics: Payouts of our annual cash incentives and long-term incentives are determined based on the weighted results for several financial performance measures and structured to balance accountability for driving annual results with sustainable long-term performance.

X No dividends paid on unvested performance awards: We do not pay dividends or credit dividend-equivalents on unvested performance-based awards.

✓  Aggressive stock ownership and retention requirements: Our NEOs and directors must comply with rigorous stock ownership requirements, and they may not sell any company securities until these guidelines are satisfied.

X No hedging: We prohibit executives from engaging in hedging transactions with ADM securities.

✓  Compensation-related risk review: The Compensation/Succession Committee regularly reviews compensation-related risks, with the assistance of independent consultants, to confirm that any such risks are not likely to have a material adverse effect on the company.

X No gross up of excise tax payments: We do not assist executives with taxes owed as a result of their compensation.

✓  Clawback policy: The company has a policy to enable us to recover previously paid cash and equity-based incentive compensation from executives in the event of a financial restatement, ethical misconduct, or other specified circumstances.

X No excessive executive perks: With the exception of certain benefits provided under our expatriate program, executive perquisites are restricted to executive physicals, company-provided life insurance, and (for the Chairman and CEO) limited personal use of Company chartered aircraft.

✓  Regular review of proxy advisor policies, stockholder feedback and corporate governance best practices: The Compensation/Succession Committee regularly considers the perspectives of outside authorities as they relate to our executive compensation programs.

X No pledging: We prohibit executives from pledging ADM securities.

✓  Performance-based equity awards: Half of the NEOs’ annual LTI award opportunity is delivered in PSUs that may be earned only if the company achieves prescribed financial goals over a prospective three-year measurement period.

X No employment contracts: We do not have an employment contract with any executive officer.
✓ Double-trigger requirement: Equity awards do not automatically vest in the event of a change in control. Instead, we impose a “double-trigger” requirement to accelerate vesting.

✓  Peer group: We use the S&P 100 Industrials as a peer group to recognize that ADM has no direct competitor (in terms of size or focus) in the U.S. public markets and we recruit talent from a wide spectrum of organizations and industries.

32	ADM Proxy Statement 2021

Compensation Discussion and Analysis

How Executive Compensation is Determined

ADVISORY “SAY ON PAY” VOTE

At the 2020 Annual Meeting of Stockholders, approximately 93% of the shares voted in the advisory vote on executive compensation voted to approve our executive compensation. The Compensation/Succession Committee believes that this strong level of support, and the strong levels of support shown in prior years, affirms broad stockholder agreement with our pay-for-performance approach to executive compensation. Even with this strong support, the Compensation/Succession Committee made several substantive improvements in the executive compensation programs for 2020. The annual incentive plan has a different payout formula, including a metric that reflects five business-critical strategic goals. The long-term incentive plan has replaced an adjusted EBITDA performance metric with a new metric — growth in adjusted operating profit in our Nutrition segment — and utilizes a more focused peer group for the relative TSR metric.

We routinely conduct extensive proactive outreach to our largest institutional stockholders to understand and address issues of interest and to foster long-term cooperative relationships. The Compensation/Succession Committee will continue to consider stockholder feedback and the results from advisory votes on executive compensation when approving compensation programs. For more information, see “Stockholder Outreach and Engagement.”

How Executive Compensation is Determined

THE ROLE OF THE COMPENSATION/SUCCESSION COMMITTEE

The Compensation/Succession Committee, which is composed solely of independent directors, is responsible for establishing ADM’s compensation philosophy and developing and administering compensation policies and programs consistent with this philosophy. When making compensation decisions, the Compensation/Succession Committee considers the company’s executive compensation objectives described below.

Align executive and stockholder interests. We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our stockholders. Our RSU awards typically vest three years from the date of grant. Our PSU awards typically have a three-year performance period and vest only if certain performance goals are achieved.

We also protect our stockholders’ interest by including a clawback provision in agreements for long-term incentive awards to enable the company to recover awards if the recipient engages in any of a broad range of prohibited conduct, including violation of post-vesting non-competition and non-solicitation restrictions.

Enable the company to attract and retain top executive talent. Stockholders benefit when we attract, retain, and motivate talented executives with compensation packages that are competitive and fair. As a large, global company engaged in multiple lines of business, our competition for talent — like our competition for business and investment — is broad. The company’s compensation program for NEOs delivers a mix of salary, annual cash incentives, and long-term incentives targeted to be market-competitive.

Reflect the company’s results. Our executive compensation program emphasizes variable, performance-based pay. The Compensation/Succession Committee assesses executive compensation packages in the aggregate, and considers each individual component as well. Base salary is reviewed annually. Annual cash incentives are paid if, and to the extent that, specified corporate goals and individual goals are attained. Performance-based equity compensation is assessed in a similar manner and is designed to reward measurable long-term results.

Internal equity. The Compensation/Succession Committee takes into account internal equity when determining the pay of the CEO and other NEOs. We provide the Committee with data on the compensation of other ADM non-executive employees in other pay grades and/or salary ranges, and the Committee reviews such data when setting CEO and NEO pay.

THE ROLE OF THE BOARD

The Board approves the company’s business plan, which is one of the factors used to set financial and business objectives for incentive compensation. The independent directors establish and approve all performance criteria for evaluating the Chairman and CEO, annually evaluate the performance of the Chairman and CEO based on these criteria, and ratify his compensation. The board also may provide input and ratification on any additional compensation-related issues at the Compensation/Succession Committee’s request. The Board conducts an annual review of the company’s performance, which informs the calculation of performance-based incentives and decisions regarding compensation packages generally.

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Compensation Discussion and Analysis

Components of Executive Compensation

THE ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The Compensation/Succession Committee retained Pay Governance LLC as its independent executive compensation consultant. Pay Governance provides no other services to the company. The independent compensation consultant reports directly to the Compensation/Succession Committee, and provides objective and expert analyses and independent advice on executive and director compensation and other matters in support of the committee’s responsibilities. Each Compensation/Succession Committee meeting includes an executive session where the committee meets exclusively with the independent consultant, without company management. Outside of these sessions, the independent consultant interacts with management solely on behalf of the Compensation/Succession Committee.

The Compensation/Succession Committee only retains consultants that it believes will provide independent advice. The committee has assessed the independence of Pay Governance pursuant to SEC and NYSE rules, and concluded that the work Pay Governance has performed and is expected to perform in the future does not raise any conflict of interest.

THE ROLE OF EXECUTIVES

Our Chairman and CEO assists the Compensation/Succession Committee in determining compensation for the NEOs other than himself. To that end, the Chairman and CEO assesses the performance of each of the other NEOs, both in terms of individual execution and with respect to the functions or business units they oversee. The Chairman and CEO also recommends to the Compensation/Succession Committee, but does not vote on, annual base salary adjustments, individual and group performance factors, and short- and long-term incentive award target levels for the other NEOs.

The company’s Senior Vice President of Human Resources oversees all employee compensation with the oversight and direction of the Compensation/Succession Committee. The individual in that role prepares most of the materials for the Compensation/Succession Committee meetings and provides analyses that assist the committee with its decisions, such as summaries of competitive market practices, summaries of the company’s succession-planning actions, and reports regarding the company’s performance. In addition, throughout the year, the Senior Vice President of Human Resources facilitates meetings with management to help the Compensation/Succession Committee gain a better understanding of company performance, and ensures that the committee receives a rigorous assessment of year-to-date performance at each of its meetings. The company’s executives leave meetings during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to remain by the Compensation/Succession Committee.

Components of Executive Compensation

The company’s executive compensation program is built on a structure that emphasizes both short- and long-term performance. We believe our salaries and performance-based annual cash incentive awards encourage and reward annual business results, while our LTI awards reward sustained performance, particularly when coupled with our stock ownership requirements.

When setting compensation levels, the Compensation/Succession Committee refers to data regarding compensation for comparable executives at large public companies with which ADM competes for executive talent. As described in greater detail below under the heading “Peer Group,” the Compensation/Succession Committee chose a broad external market peer group in the S&P 100 Industrials in order to capture a wide spectrum of compensation levels. In addition, the Compensation/Succession Committee considers company-wide internal equity when determining pay packages for the NEOs.

The following chart summarizes the direct compensation components and associated objectives of our fixed and performance-based pay for executives in 2020. Although the Compensation/Succession Committee has not adopted a policy for allocating the various elements of total direct compensation, the company places greater emphasis on variable pay for executives with more significant responsibilities because they have a greater capacity to affect the company’s performance and results.

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Components of Executive Compensation

Components of Executive Compensation

	Element and Form		Link to Stockholder Value	Key Characteristics
FIXED	Annual	Base Salary	Recognize an individual’s role and responsibilities	Reviewed annually and set based on competitiveness versus the external market, individual performance, and internal equity
ANNUAL INCENTIVE AWARDS	Annual	Annual Cash Incentive	Achieve annual goals measured in terms of financial, strategic, and individual performance linked to creation of stockholder value	Adjusted EBITDA, Adjusted ROIC, Individual Performance Factor, Nutrition Adjusted Operating Profit Growth, Capital Efficiency, Portfolio Optimization, 1ADM Performance, Readiness Performance
LONG-TERM INCENTIVE AWARDS	Long-Term	Restricted Stock Units (“RSUs”) 50%	Align NEOs’ interests with stockholders’ interests, retain executive talent, and promote stock ownership	RSUs are granted pursuant to the company’s long-term equity plan and cliff vest on the third anniversary of the grant date
		Performance Share Units (“PSUs”) 50%	Align long-term performance with interests of stockholders and retain executive talent

Achievement of key drivers of company performance and stockholder value as evidenced by average Adjusted ROIC, average Nutrition Adjusted Operating Profit Growth, and relative total stockholder return (TSR)

SALARY

The Compensation/Succession Committee sets base salaries based on an executive’s position, skills, performance, experience, tenure, and responsibilities. The Compensation/Succession Committee annually assesses the competitiveness of base salary levels relative to salaries within the marketplace for similar executive positions, typically using the market median as a starting point. When assessing any salary adjustments for executives, the Compensation/Succession Committee also considers factors such as changes in responsibilities and corresponding changes in competitive marketplace levels. None of the NEOs received base salary increases in 2020.

ANNUAL CASH INCENTIVE

We pay an annual cash incentive only if ADM meets specified performance goals. The annual cash incentive program emphasizes company-wide performance objectives to encourage executives to focus on overall company success and leadership to generate the most value across the organization. Our assessment of company performance is directly tied to stockholder expectations: we require meaningful results for forward-looking metrics before any awards may be earned.

The 2020 annual cash incentive program was based on two key measures of financial performance — adjusted EBITDA and adjusted ROIC — with final awards also reflecting the Compensation/Succession Committee’s approval of performance results related to the five strategic company goals set forth in the table above, as well as individual performance. Cash incentive awards for 2020 were paid in the first quarter of 2021.

LTI AWARDS

Our long-term equity awards are based on company and market factors, including relative total stockholder return and achievement of financial milestones. The LTI awards granted in 2020 are part performance-based and part time-based, with an equal mix of PSUs and RSUs, to ensure that NEOs’ interests are aligned with the interests of our stockholders. LTI awards were granted to the NEOs in February 2020.

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Compensation Discussion and Analysis

2020 Executive Compensation Decisions

2020 Executive Compensation Decisions

INDIVIDUAL COMPENSATION DECISIONS

The following tables summarize compensation decisions made by the Compensation/Succession Committee with respect to each of the NEOs for 2020. Details regarding the specific compensation elements and related payouts follow the individual summaries.

The award values shown below for LTI grants represent the dollar amount of such awards, at target, as approved by the Compensation/Succession Committee. These amounts differ from the grant date fair values of such awards as shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table due to the valuation methodology the Compensation/Succession Committee uses in making its decisions differing from the valuation methodology required by the SEC for the compensation tables.

MR. LUCIANO Chairman, CEO and President

Base salary	Unchanged at $1,400,004
Target annual cash incentive	200% of base salary, or $2,800,000
Actual annual cash incentive	$4,507,300 or approximately 322% of base salary
Long-term incentives	$15,000,000, divided equally between PSUs and RSUs

Significant accomplishments:

•   Executed key elements of our strategy, including Readiness efforts focused on continued process improvements across the organization, including significant progress with 1ADM.

•   Optimized the organizational structure to drive effectiveness, customer experience, and operational excellence.

•   Delivered strong financial results in the face of extraordinary challenges, all while maintaining a safe working environment with strong business continuity.

•   Advanced our Corporate Responsibility and Sustainability efforts, including the launch of Strive 35, an ambitious plan to reduce greenhouse gas emissions, energy, water, and waste by 2035.

MR. YOUNG Executive Vice President and CFO

Base salary	Unchanged at $850,008
Target annual cash incentive	132% of base salary, or $1,125,000
Actual annual cash incentive	$1,754,719 or approximately 206% of base salary
Long-term incentives	$5,500,000, divided equally between PSUs and RSUs

Significant accomplishments:

•   Drove enterprise earnings algorithm and performance reviews to help deliver strong financial results.

•   Fortified liquidity and balance sheet in environment of credit market disruptions in the first half of the year and rising commodity prices in the back half of the year.

•   Managed controllable corporate costs effectively, including reductions in net interest expense and subsidiary capital structure net funding costs.

•   Exceeded the targets for Corporate Enterprise and G&A Readiness workstreams, and helped advance key enabling Readiness projects that improve business processes.

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Compensation Discussion and Analysis

2020 Executive Compensation Decisions

MR. MACCIOCCHI Senior Vice President, President, Nutrition, and Chief Sales and Marketing Officer

Base salary	Unchanged at $675,000
Target annual cash incentive	100% of base salary, or $675,000
Actual annual cash incentive	$1,086,581 or approximately 161% of base salary
Long-term incentives	$4,000,000, divided equally between PSUs and RSUs

Significant accomplishments:

•   Grew full-year Nutrition operating profits by 37% over 2019, while growing Nutrition revenue 5 percent on a constant currency basis[2] and continuing to expand EBITDA margins.

•   Exceeded synergy targets related to our Neovia acquisition and delivered them ahead of schedule.

•   Continued to harvest recent investments to deliver accretion and returns, to lead in consumer growth trend areas, and to partner with customers to bring innovative new products and solutions to market in 2020.

•   Enhanced our specialty protein capabilities with the launch of PlantPlus Foods joint venture.

MR. MORRIS Senior Vice President and President, Agricultural Services and Oilseeds

Base salary	Unchanged at $675,000
Target annual cash incentive	100% of base salary, or $675,000
Actual annual cash incentive	$1,086,581 or approximately 161% of base salary
Long-term incentives	$4,000,000, divided equally between PSUs and RSUs

Significant accomplishments:

•   Achieved highest operating profit for the new combined segment in 12 years, second best ever recorded in ADM history.

•   Achieved record volumes of Oilseeds processed.

•   Delivered exceptional risk management in a year of significant market volatility.

•   Advanced progress in strategic initiatives including Precision EVA, which delivered more than $300 million in capital reduction benefits.

MR. TAETS Senior Vice President and President, Global Business Readiness and Procurement

Base salary	Unchanged at $700,008
Target annual cash incentive	100% of base salary, or $700,000
Actual annual cash incentive	$1,091,825 or approximately 156% of base salary
Long-term incentives	$3,650,000, divided equally between PSUs and RSUs

Significant accomplishments:

•   Continued to drive company’s Readiness transformation, spearheading cost, improvement and enabling projects.

•   Surpassed our 2020 Readiness stretch goal of more than $1.3 billion of net run rate benefits.

•   Continued global realignment and centralization of Procurement function, leading the group to its best overall savings results.

•   As executive Quality Champion, drove strategy and actions that resulted in overall global quality improvements.

2 Revenue on a constant currency basis is a financial measure that has not been calculated in accordance with generally accepted accounting principles (“GAAP”). Annex A to this Proxy Statement offers a more detailed definition of this term, a reconciliation to the most directly comparable GAAP financial measure, and related disclosure about the use of this non-GAAP financial measure.

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Compensation Discussion and Analysis

2020 Executive Compensation Decisions

CHANGES TO 2020 INCENTIVE COMPENSATION PLANS

The Compensation/Succession Committee made changes to the short-term and long-term incentive compensation plans for performance periods beginning in 2020. Some of these changes were designed to emphasize our focus to significantly grow the Nutrition segment of our business. Other changes were made to simplify our incentive plans.

Changes to the 2020 annual cash incentive bonus included eliminating the separate calculation for bonus pool funding and providing that the company portion of the payout is based on results for adjusted EBITDA, five strategic goals, and adjusted ROIC. Payout opportunities mirror the past three years with slightly lower rewards for strategic goals.

Changes to the 2020 PSU awards included increasing the adjusted ROIC metric to 50%, introducing a new 50% metric of adjusted operating profit growth in the Nutrition segment, and using relative TSR modifier as a +/- 10%.

The Committee may consider the effects of a global pandemic and other economic and environmental pressures negatively impacting results.

2020 ANNUAL CASH INCENTIVES

The annual cash incentive program aligns rewards with business results measured against specific strategic goals. At the start of each fiscal year, the Compensation/Succession Committee approves target annual cash incentive levels, expressed as a percentage of salary, for each NEO. Actual awards paid are based on both company performance (75% weight) and individual performance (25% weight).

COMPANY PERFORMANCE COMPONENTS

Company performance payout is determined by ADM’s adjusted EBITDA, our results on a set of strategic initiatives, and our adjusted return on invested capital (ROIC).3

Adjusted EBITDA

As a threshold matter, adjusted EBITDA must exceed $2.0 billion for payout to occur. If adjusted EBITDA for 2020 had been less than $2.0 billion, ADM would not have paid any annual incentives to the NEOs. If adjusted EBITDA for 2020 had been between $2.0 billion and $3.013 billion, the Compensation/Succession Committee would have had discretion to determine whether any payouts under the annual incentive plan would occur, and if so, the amounts of such payouts.

If adjusted EBITDA for 2020 was above $3.013 billion, then an initial payout opportunity amount would be determined based on actual adjusted EBITDA results. The adjusted EBITDA goals and associated payout opportunity levels are shown below. Payout opportunity levels are interpolated for results that fall between specific goal amounts.

Adjusted EBITDA Achieved	Payout Opportunity

$4.078B & Above (+15% Above Plan)	200%

$3.901B (+10% Above Plan)	165%

$3.723B (+5% Above Plan)	130%

$3.546B (Plan Adjusted EBITDA)	100%

$3.369B (-5% Below Plan)	75%

$3.191B (-10% Below Plan)	55%

$3.014B (-15% Below Plan)	40%

3 Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of certain items) and Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) are financial measures that have not been calculated in accordance with generally accepted accounting principles (“GAAP”), and are referred to as non-GAAP financial measures. Annex A to this Proxy Statement provides more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures.

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Compensation Discussion and Analysis

2020 Executive Compensation Decisions

Strategic Initiatives

Under the company performance component of our 2020 annual cash incentive program, the initial payout amount determined by actual adjusted EBITDA results as described above could be adjusted upward based on the company’s achievements of five equally-weighted strategic goals, each adding 7% to the initial payout amount if achieved:

Nutrition Adjusted Operating Profit Growth. ADM must realize an increase of 20% in year-on-year adjusted operating profit of the Nutrition reporting segment.

Capital Efficiency. ADM must unlock $300 million of capital through monetization.

Portfolio Optimization. 50% of this goal is focused on achieving Neovia business synergies of €50 million and the other 50% of this goal is focused on the successful sale or spin-off of our ethanol dry mills.

1ADM. ADM must achieve successful deployment of four applications.

Readiness. Readiness, which is a program that helps drive continuous improvement in our company particularly in execution, must achieve its bankable plan of $1.8 billion of gross benefits.

Adjusted ROIC Multiplier

ROIC measures how effectively we are using invested capital.

As the last step in the company performance payout component of our 2020 annual cash incentive program, actual adjusted ROIC for 2020 is compared against the 7.0% adjusted ROIC target that was set for 2020, which represents the Company’s long term weighted average cost of capital. The result of that comparison leads to a multiplier of +/- 10%. In essence, the multiplier boosts the payout potential in years that our adjusted ROIC exceeds our target, and reduces the payout potential if adjusted ROIC falls below target expectations.

The adjusted ROIC multiplier is determined as follows:

Adjusted ROIC Achieved	Multiplier*	Effect of multiplier on payout

8.0%	1.1	10% increase

7.0% (Target)	1.0	No change

6.0%	.9	10% decrease

* For Adjusted ROIC results between specific goals, the multiplier will be determined by linear interpolation.

2020 Company Performance Payout Component Calculation

The committee did not exercise its discretion to adjust any of the company performance results for the impacts of the COVID-19 pandemic. For 2020, ADM attained the results shown below, leading to a company performance payout of 161.3% of target.

Our 2020 Adjusted EBITDA of $3.660 billion represented 119.3% of our goal.

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Compensation Discussion and Analysis

2020 Executive Compensation Decisions

In addition, 31.5% was added to the company performance portion of the payout as a result of the achievement of the strategic goals at the following levels:

1.	Achieving a >20% year-over-year increase in Nutrition adjusted operating profit. (+7%)

2.	Unlocking more than $300 million of capital. (+7%)

3.

Capturing more than €50 million in Neovia business synergies. (+3.5%). The other 50% of this goal involved monetizing of our ethanol dry mills as part of our portfolio optimization efforts through the sale or spin-off of our ethanol dry mills. As this effort was not completed in 2020, the remaining +3.5% potential credit for this goal was not achieved.

4.	Deploying four 1ADM applications during the calendar year. (+7%)

5.	Surpassing our Readiness bankable plan of $1.8 billion in gross run-rate benefits. (+7%)

Further, Adjusted ROIC for 2020 was 7.7%, resulting in a multiplier of 1.07.

Total company portion of annual cash bonus payout:

INDIVIDUAL PERFORMANCE COMPONENTS

Individual performance determines 25% of the annual cash bonus.

Our leaders are responsible for driving performance company-wide; their respective individual performance ratings are a result of their performance against goals for the year, including goals for the business units they run. The target individual performance percentage is 25%. For any NEO, however, the Compensation/Succession Committee has discretion to adjust this target percentage by +/- 5% increments based on the committee’s assessment of the NEO’s performance and contribution to the company’s success. As a result, individual payouts can range from 0% to 50%.

Based on business results in 2020, and the individual achievements summarized above under “Individual Compensation Decisions,” the Compensation/Succession Committee elected to award the following individual performance percentages to the NEOs:

Mr. Luciano	40%

Mr. Young	35%

Mr. Macciocchi	40%

Mr. Morris	40%

Mr. Taets	35%

The Compensation/Succession Committee considered the full board’s assessment of the Chairman and CEO’s performance and full company performance when approving Mr. Luciano’s individual performance percentage.

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2020 Executive Compensation Decisions

CALCULATION OF AWARD AMOUNTS

The formula used to calculate an annual cash incentive payout for the NEOs can be expressed as follows:

THE RESULTING ANNUAL CASH INCENTIVE FOR EACH NEO

Based on the determination of the company and individual performance factors as described above, the NEOs received the payouts set forth below.

Executive	Target Cash Incentive Opportunity (% of Salary)	Target Cash Incentive Opportunity ($)	Cash Bonus Payout Percentage	Actual FY2020 Cash Award

J. R. Luciano	200%	$2,800,000	160.975%	$4,507,300

R. G. Young	132%	$1,125,000	155.975%	$1,754,719

V. F. Macciocchi	100%	$675,000	160.975%	$1,086,581

G. A. Morris	100%	$675,000	160.975%	$1,086,581

J. D. Taets	100%	$700,000	155.975%	$1,091,825

EQUITY-BASED LONG-TERM INCENTIVES

ADM’s LTI program aligns the interests of executives with those of our stockholders by rewarding the creation of long-term stockholder value, supporting stock ownership, and motivating retention of our senior executives. Our performance-based LTI awards are based on the results of forward-looking metrics measured over a three-year performance period. In 2020, we divided LTI awards equally between performance share units (PSUs) and restricted stock units (RSUs) with three-year cliff vesting. We believe this forward-looking LTI program aligns our equity compensation with market practice and strengthens our executives’ focus on growth and future value creation for stockholders.

The February 2020 grants in the target amounts approved by the Compensation/Succession Committee are shown below. The 2020 grants reflect the Compensation/Succession Committee’s decision to provide a one-time increase in the target award amounts for retention purposes, which will be re-evaluated each year.

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Compensation Discussion and Analysis

2020 Executive Compensation Decisions

The listed values represent the dollar amount of such awards, at target, as approved by the Compensation/Succession Committee. These amounts differ from the grant date fair values of such awards as shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table due to the valuation methodology the Compensation/Succession Committee uses in making its decisions differing from the valuation methodology required by the SEC for the compensation tables.

Executive	Target Equity Award

J. R. Luciano	$15,000,000

R. G. Young	$5,500,000

V. F. Macciocchi	$4,000,000

G. A. Morris	$4,000,000

J. D. Taets	$3,650,000

The terms of these equity awards are described below.

PSU VESTING

The 2020 PSUs will vest in three years upon the Compensation/Succession Committee’s determination of the company’s achievements, if any, against certain performance goals over a three-year performance period (2020–2022). Payouts can range from 0% to 200%, and the value of those payouts will depend upon the price of ADM’s common stock at the end of the performance period. Vested PSUs will be settled in shares of ADM common stock.

PSU PERFORMANCE METRICS

The performance metrics for the 2020 PSU awards are:

•	Average adjusted ROIC over the three-year performance period,[4]

•	Average Nutrition adjusted Operating Profit (“OP”) Growth over the three-year performance period, and

•	Relative TSR as compared to a defined peer group over the three-year performance period.

ROIC appears as a metric in both our short- and long-term incentive compensation plans, but it serves different purposes and has different weights in the two plans. One-year adjusted ROIC in our annual cash incentive plan demonstrates our short-term performance, while three-year average adjusted ROIC in the PSU award better reflects long-term results with an emphasis on growth and consistent return of our capital investments over time.

The defined peer group against which TSR is compared is more focused for the 2020 PSU awards than it was in prior years. This more focused peer group includes: Symrise AG, International Flavors & Fragrances, Inc., Olam International Limited, Bunge Limited, Ingredion Incorporated, The Andersons, Inc., and Green Plains Inc.

4 “Adjusted ROIC” for the performance period means the average of the annual percentage obtained by dividing the Adjusted ROIC Earnings for each fiscal year during the Performance Period by Adjusted Invested Capital for the same fiscal year. For this purpose, Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of ADM’s stockholders’ equity (excluding non-controlling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and other specified adjustments as determined by the Compensation/Succession Committee to be appropriate.

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2020 Executive Compensation Decisions

The goals and associated payouts for these metrics are shown below. If results for average adjusted ROIC and average Nutrition adjusted OP Growth fall between specific goals, the associated payout will be determined by linear interpolation.

Performance metric	Weighting	No payout	50% payout	100% payout	150% payout	175% payout	200% payout

Average Adjusted ROIC	50%	Below 5.75%	6.5%	7.0%	7.5%	8.0%	9.0% or above

Average Nutrition Adjusted OP Growth	50%	Below 6% Growth	8% Growth	10% Growth	15% Growth	n/a	20% Growth

Relative TSR Modifier	+/- 10%

Based on ranking that compares ADM’s 3-year TSR against defined peer group

1st Rank – 1.1 Modifier

2nd Rank – 1.067 Modifier

3rd Rank – 1.033 Modifier

4th & 5th Rank – 1.0 Modifier

6th Rank – 0.967 Modifier

7th Rank – 0.933 Modifier

8th Rank – 0.9 Modifier

In establishing and measuring achievements against the goals shown above, the Compensation/Succession Committee retains discretion to make changes to reflect “material portfolio adjustments,” which are events that are unusual and infrequent, like significant acquisitions and divestitures. Absolute negative stock price will cap the modifier at 1.0, which equals to no change in payout.

RSU VESTING

Except in cases that trigger accelerated vesting (described below), RSUs vest three years after the grant date so long as the recipient is still employed by the company. During the vesting period, participants are paid dividend equivalents on their unvested RSUs. Vested RSUs will be settled in shares of ADM common stock.

CONDITIONS LEADING TO ACCELERATED VESTING

RSUs and PSUs will continue to vest as scheduled if an executive leaves the company because of disability or retirement (at age 55 or older with 10 or more years of service, or 65 years of age). Upon the death of an executive, the executive’s RSUs will vest immediately and the executive’s PSUs will vest immediately at the target level. A detailed description of change in control provisions that may lead to accelerated vesting appears under the header “Employment Agreements, Severance, and Change in Control Benefits” below.

EQUITY AWARDS GRANTED IN 2018 WITH A PERFORMANCE PERIOD THAT ENDED IN 2020

In 2018, ADM granted PSUs to our then-NEOs with a three-year performance period (2018-2020). The 2018 PSUs provided that if our cumulative adjusted EBITDA for the performance period was less than $7.0 billion, no PSUs would be earned or vest. ADM’s cumulative adjusted EBITDA for 2018-2020 was $10.680 billion, and therefore, the threshold requirement was met.

The performance metrics for the 2018 PSU awards were:

•	Relative TSR performance as compared to the companies in the S&P 100 Industrials Index over the three-year performance period,

•	Average adjusted ROIC over the three-year performance period, and

•	Cumulative adjusted EBITDA over the three-year performance period.

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Compensation Discussion and Analysis

2020 Executive Compensation Decisions

The weighting, goals, and associated payout factors for these metrics are shown below. For average adjusted ROIC and cumulative adjusted EBITDA, if results were to fall between specific goals, the associated payout would be determined by linear interpolation.

Performance metric	Weighting	No payout	50% payout	75% payout	100% payout	150% payout	175% payout	200% payout

Relative TSR	25%	Below 30th percentile	30th percentile	Between 30th percentile and median	Median	Between median and top quartile	n/a	Top quartile

Adjusted ROIC	25%	Below 6.5%	6.5%	n/a	7.0%	7.5%	8.0%	8.5% and above

Adjusted EBITDA	50%	Below $8.0 billion	$8.0 billion	n/a	$9.45 billion	$9.925 billion	n/a	$10.5 billion

On February 3, 2021, the Compensation/Succession Committee determined the degree to which the performance metrics under the 2018 PSUs were attained, and the resulting payout level relative to the target amount for each metric. For the performance period of 2018-2020:

•	Relative TSR was at the 62nd percentile, falling between median and top quartile, and therefore the resulting payout factor relative to the target amount for that metric was 150%,

•	Average adjusted ROIC was 7.7%, and therefore the resulting payout factor was 160%, and

•	Cumulative adjusted EBITDA was $10.680 billion, and therefore the resulting payout factor relative to the target amount for that metric was 200%.[5]

The weightings applicable to each of the metrics were then applied to the percentage payout level for each metric, resulting in a weighted payout percentage of 177.5% of the target number of PSUs. Based on these determinations, the Compensation/Succession Committee approved the following number of PSUs earned for each NEO pursuant to the 2018 PSUs:

Executive	Target Number of 2018 PSUs	Actual Number of 2018 PSUs Earned

J. R. Luciano	152,440	270,581

R. G. Young	51,449	91,322

V. F. Macciocchi	33,029	58,627

G. A. Morris	35,570	63,137

J. D. Taets	35,570	63,137

All of the earned PSUs shown in the table above vested on February 15, 2021.

5 Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of certain items) and Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) are financial measures that have not been calculated in accordance with generally accepted accounting principles (“GAAP”), and are referred to as non-GAAP financial measures. Annex A to this Proxy Statement provides more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures.

44	ADM Proxy Statement 2021

Compensation Discussion and Analysis

Peer Group

Peer Group

The Compensation/Succession Committee utilizes the S&P 100 Industrial Index as a peer group to evaluate whether executive officer pay levels are aligned with performance on a relative basis and to assess relative total stockholder return for the PSUs granted prior to 2020. We believe the large peer group is relevant for ADM because we compete for talent and investments across a wide range of industries. Moreover, our diverse business encompasses aspects of several industries; we do not have a direct competitor — in terms of size, focus or business mix — in the public markets. As a result, the Compensation/Succession Committee believes it is appropriate to consider a broad spectrum of compensation levels and investment returns to arrive at our NEO compensation.

Company Name
3M Company
Abbott Laboratories
AbbVie Inc.
Accenture plc
Alphabet Inc.
Amazon.com, Inc.
American Airlines Group Inc.
American Express Company
American International Group, Inc.
AmerisourceBergen Corporation
Amgen, Inc.
Anthem, Inc.
Apple Inc.
Archer-Daniels-Midland Company
AT&T Inc.
Bank of America Corporation
Berkshire Hathaway Inc.
Best Buy Co., Inc.
Bristol Myers Squibb Company
Cardinal Health, Inc.
Caterpillar Inc.
Centene Corporation
Charter Communications, Inc.
Chevron Corporation
Chubb Limited
Cigna Corporation
Cisco Systems, Inc.
Citigroup Inc.
Comcast Corporation
Costco Wholesale Corporation
CVS Health Corporation
Deere & Company
Delta Air Lines, Inc.
Dollar General Corporation
Dollar Tree, Inc.
Dow, Inc
Exelon Corporation
Exxon Mobil Corporation
Facebook, Inc.
FedEx Corporation
Ford Motor Company
General Dynamics Corporation
General Electric Company
General Motors Company
HCA Healthcare, Inc.
Hewlett Packard Enterprise Company
Honeywell International Inc.
HP Inc.
Humana Inc.
Intel Corporation

Company Name
International Business Machines Corporation
Johnson & Johnson
JPMorgan Chase & Co.
Linde plc
Lockheed Martin Corporation
Lowe’s Companies, Inc.
LyondellBasell Industries N.V.
Marathon Petroleum Corporation
McKesson Corporation
Medtronic plc
Merck & Co., Inc.
MetLife, Inc.
Microsoft Corporation
Mondelez International, Inc.
Morgan Stanley
NIKE, Inc.
Northrop Grumman Corporation
Oracle Corporation
Pepsico, Inc.
Pfizer Inc.
Philip Morris International Inc.
Phillips 66
Prudential Financial, Inc.
Raytheon Company
Schlumberger Limited
Sysco Corporation
T-Mobile US, Inc
Target Corporation
The Allstate Corporation
The Boeing Company
The Coca-Cola Company
The Goldman Sachs Group, Inc.
The Home Depot, Inc.
The Kraft Heinz Company
The Kroger Co.
The Procter & Gamble Company
The Progressive Corporation
The TJX Companies, Inc.
The Travelers Companies, Inc.
The Walt Disney Company
Thermo Fisher Scientific Inc.
Tyson Foods, Inc.
United Parcel Service, Inc.
UnitedHealth Group Incorporated
Valero Energy Corporation
Verizon Communications Inc.
ViacomCBS Inc.
Walgreens Boots Alliance, Inc.
Wal-Mart, Inc.
Wells Fargo & Company

ADM Proxy Statement 2021	45

Compensation Discussion and Analysis

Benefits

Benefits

In addition to the direct elements of pay described above, ADM offers benefits to our NEOs to provide for basic health, welfare, and income security needs and to ensure that our compensation packages are competitive. With few exceptions, such as supplemental benefits provided to employees whose benefits under broad-based plans are limited under applicable tax laws, our policy is to offer the same benefits to all U.S. salaried employees as are offered to the NEOs.

Retirement Program	Eligibility	Description
401(k) and ESOP	All salaried employees

Qualified defined contribution plan where employees may defer up to 75% of eligible pay, or up to $19,500 for 2020. The company provides a 1% non-elective employer contribution and a match of 4% on the first 6% contributed by an employee. The employee contribution can be made pre-tax (401(k)) or after-tax (Roth 401(k)). Employees also may defer traditional after-tax contributions into the plan for a total $57,000 savings opportunity including all contribution types (pre-tax, Roth, and after tax) plus any ADM matching and 1% non-elective contributions. Employees who are 50 years of age or older can elect to make additional contributions of up to $6,500 for 2020.

ADM Retirement Plan	All salaried employees

Newly-hired eligible employees and those who had less than 5 years of service as of January 1, 2009, participate in a qualified cash balance pension formula where the benefit is based on an accrual of benefit at a stated percentage of the participant’s base compensation each year. Those employees who had 5 or more years of service as of January 1, 2009, participate in a qualified traditional defined benefit formula where the benefit is based on number of years of service and final average earnings. (Final average earnings is the average of monthly compensation over a 60 consecutive month period within the employee’s last 180-month period of employment that produces the highest average.) Effective January 1, 2022, participants in the traditional defined benefit pension will begin to accrue benefits under the cash balance pension formula.

Deferred Compensation Plan	Employees with salaries above $175,000

Eligible participants may defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until designated future dates. Earning credits are added to the deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the participant. These hypothetical investment options correspond with the investment options (other than company common stock) available under the 401(k) and ESOP.

Supplemental Retirement Plan	Employees whose retirement benefit is limited by applicable IRS limits

Non-qualified deferred compensation plan that ensures participants in the Retirement Plan receive the same retirement benefit they would have received if not for certain limitations under applicable tax law.

Healthcare and Other Benefits. NEOs receive the same healthcare benefits as other employees, except that we provide executive physicals and related services to our senior executives who serve on the Executive Council. We provide a benefits package for employees (including NEOs) and their dependents, portions of which may be paid for by the employee. Benefits include life, accidental death and dismemberment, health (including prescription drug), dental, vision, and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; paid time off; holidays; and a matching gifts program for charitable contributions.

Perquisites. Consistent with our pay-for-performance philosophy, we limit executive perquisites. Any NEO who receives a perquisite is individually responsible for any associated taxes.

The Compensation/Succession Committee allows our Chairman and CEO to have access to Company chartered aircraft for personal use for security and efficiency reasons. See the notes to the Summary Compensation Table for a description of other perquisites provided to the NEOs.

46	ADM Proxy Statement 2021

Compensation Discussion and Analysis

Compensation Policies and Governance

Compensation Policies and Governance

EXECUTIVE STOCK OWNERSHIP

The Board of Directors believes it is important for each member of senior management to maintain a significant ownership position in shares of ADM’s common stock to further align their interests with the interests of our stockholders. Accordingly, we require each member of senior management to own shares of common stock with a fair market value ranging from one to six times the individual’s base salary. Executives may not sell any company securities until the applicable guideline is met. As shown below, each of our NEOs exceeds the applicable ownership guideline by a significant margin.

Executive	Ownership Guideline as a Multiple of Salary	Actual Ownership as of March 15, 2021

J. R. Luciano	6.0x	51.7x

R. G. Young	3.0x	32.5x

V. F. Macciocchi	3.0x	16.7x

G. A. Morris	3.0x	18.0x

J. D. Taets	3.0x	19.8x

TIMING OF GRANTS

The Compensation/Succession Committee approves all equity awards to NEOs at a meeting during the first quarter of each fiscal year, and awards are issued promptly thereafter. There is no attempt to time these grants in relation to the release of material, non-public information. Under the 2009 Incentive Compensation Plan and the 2020 Incentive Compensation Plan, fair market value is the closing market price of ADM’s common stock on the last trading day prior to the date of grant. In addition to annual awards, NEOs may receive awards when they join the company or change their job status, including promotions.

CLAWBACK PROVISIONS

We include clawback provisions in the company’s long-term incentive award agreements that provide us with the ability to recover this compensation for a broad range of reasons. Specifically, this policy provides for the recoupment of any cash or equity incentive awards made to NEOs and certain other members of senior management for a period of three years from the vesting date in the event of a financial restatement or ethical misconduct. In addition, our equity awards incorporate post-vesting non-competition and non-solicitation restrictions. Any violation of these provisions could be cause for the company to initiate a clawback proceeding. Our aggressive approach to recoupment of long-term incentive compensation reflects the company’s commitment to protecting stockholder value.

PROHIBITION ON INSIDER TRADING AND HEDGING

Pursuant to ADM’s Insider Trading Policy, employees and directors may not engage in short selling, speculative trading, or hedging transactions involving the company’s stock, including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, or equity swaps or collars; or enter into other transactions that are designed to hedge or offset decreases in the price of the company’s securities. In addition, directors and those officers and employees who have been notified by the Law Department that they are subject to the requirements of Section 16 of the Exchange Act are prohibited from pledging company securities as collateral, and any other employee wishing to enter into such an arrangement must first consult with, and comply with the directions of, the Law Department.

Our Insider Trading Policy also provides that all transactions in ADM securities by directors, NEOs, and certain other officers and employees must be pre-cleared by the Law Department.

SECTION 162(M) OF THE INTERNAL REVENUE CODE EFFECTS ON THE COMPANY

Section 162(m) of the Internal Revenue Code precludes the company from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” as defined under Section 162(m).

ADM Proxy Statement 2021	47

Compensation Discussion and Analysis

Employment Agreements, Severance, and Change in Control Benefits

Although a previous exception to this limit for “performance-based” compensation has since been eliminated, the Compensation/Succession Committee continues to believe that a significant portion of our executives’ compensation should be tied to the company’s performance and that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted. The Compensation/Succession Committee also believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the company’s overall tax position. Therefore, the changes to Section 162(m) have not significantly impacted the design of our executive compensation program.

EVALUATION OF RISK IN OUR COMPENSATION PROGRAMS

On an ongoing basis, the Compensation/Succession Committee, with input from management, assesses potential risks associated with compensation decisions and discusses them with our board of directors if warranted. To date, we have not identified any incentive compensation features that encourage inappropriate risk-taking. To ensure we are considering all possibilities objectively, we engage an outside consultant every other year to review the company’s programs and independently assess the risk in them.

In 2019, the company engaged an outside consultant, The Korn Ferry Hay Group (“Hay”), to assist the Compensation/Succession Committee in evaluating the risk in our compensation programs. As part of its independent assessment, Hay reviewed all of the company’s incentive compensation programs and determined that none encourages inappropriate risk-taking or the manipulation of earnings. The detailed findings of this review were discussed with management and presented to the Compensation/Succession Committee in November 2019.

Another independent review of the company’s incentive programs will be conducted during 2021 and reported to the Compensation/Succession Committee.

LIABILITIES ASSOCIATED WITH RETIREMENT PROGRAMS

The Compensation/Succession Committee is mindful that our non-qualified deferred compensation and supplemental retirement plans create financial statement liabilities. We generally do not set amounts aside in a “rabbi” trust for the benefit of participants in these plans. However, the deferred compensation plans have “rabbi” trust funding triggers in the event of a change in control of the company. These triggers provide some measure of assurance to employees that amounts they have chosen to defer from their current compensation will be held for their benefit, although still subject to creditor claims as required under the applicable tax law.

The company is required to fund its qualified pension plans in a manner consistent with the minimum funding requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Historically, the company has made contributions in excess of the minimum to maintain plans at or near a full funding level relative to the accrued benefit obligation.

Employment Agreements, Severance, and Change in Control Benefits

NO EMPLOYMENT CONTRACTS

None of our NEOs has an employment contract or separation agreement. Consistent with our approach of rewarding performance, employment is not guaranteed, and either ADM or any NEO may terminate the employment relationship at any time.

ADM maintains a severance program that serves as a guideline for severance benefits that may be provided to various levels of employees, including the NEOs, upon termination of their employment without cause, but the program does not give anyone a contractual right to receive any severance benefits. The Compensation/Succession Committee generally requires a terminated employee to enter into a non-competition and/or non-solicitation agreement in exchange for receiving severance.

CHANGE IN CONTROL PROVISIONS

Upon a change in control of the company, NEOs may receive certain protections related to their LTI awards (as described below), and other compensation detailed in the sections titled “Pension Benefits,” “Nonqualified Deferred Compensation,” and “Termination of Employment and Change in Control Arrangements.” NEOs are not eligible to receive any other cash severance, continued health and welfare benefits, tax gross ups, or other change in control benefits.

Our incentive compensation plans provide non-employee directors and all employees, including executive officers, change in control protections for their LTI awards. For awards granted in 2017 and later, if a change in control occurs with respect to the company, the RSUs held by executive officers generally will vest immediately, and the PSUs will vest on a modified pro rata basis, if the equity award is not assumed or

48	ADM Proxy Statement 2021

Compensation Discussion and Analysis

Employment Agreements, Severance, and Change in Control Benefits

replaced. The same accelerated vesting provisions will apply if an award is assumed or replaced, but the executive officer’s employment is terminated for reasons other than for cause or good reason within 24 months of the change in control (referred to as “double-trigger” vesting). We adopted double-trigger accelerated vesting to provide our executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a change in control of the company. This assurance increases the value of these awards to the executives (which in turn enhances retention) and makes it easier for our executives to focus on the potential benefits of a change in control for our stockholders without conflicting concerns about their own financial situations.

COMPENSATION/SUCCESSION COMMITTEE REPORT

The Compensation/Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation/Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

K. R. Westbrook, Chair

M. S. Burke

S. F. Harrison

L. Z. Schlitz

COMPENSATION/SUCCESSION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation/Succession Committee is or has been an employee of the company or any of the company’s subsidiaries. There are no interlocking relationships between the company and other entities that might affect the determination of the compensation of the company’s executive officers.

ADM Proxy Statement 2021	49

Executive Compensation

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for the fiscal years noted in the table of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
J. R. LUCIANO Chairman, CEO and President	2020	1,400,004	—	15,940,148	—	4,507,300	112,853	34,128	21,994,433
	2019	1,383,338	—	13,641,916	—	2,898,000	93,298	123,869	18,140,421
	2018	1,300,008	—	13,204,353	—	5,020,600	33,918	78,655	19,637,534
R. G. YOUNG Executive Vice President and CFO	2020	850,008	—	5,844,739	—	1,754,719	74,554	24,734	8,548,754
	2019	845,848	—	4,722,182	—	1,164,375	61,783	30,879	6,825,067
	2018	825,048		4,456,512	—	2,172,375	19,233	24,204	7,497,372
V. F. MACCIOCCHI Senior Vice President,	2020	675,000	—	4,250,761	—	1,086,581	43,181	78,051	6,133,574
President, Nutrition, and Chief Sales and Marketing Officer(6)	2019	669,168	—	2,938,269	—	664,875	29,335	23,071	4,324,718
G. A. MORRIS Senior Vice President and President, Ag Services and Oilseeds	2020	675,000	—	4,250,761	—	1,086,581	730,151	21,840	6,764,333
	2019	670,834	—	2,938,269	—	664,875	818,206	26,145	5,118,329
	2018	650,004	—	3,081,073	—	1,255,150	27,574	21,082	5,034,883
J. D. TAETS Senior Vice President and President, Global Business Readiness and Procurement	2020	700,008	—	3,878,766	—	1,091,825	746,347	23,258	6,440,204
	2019	700,008	—	2,938,269	—	794,500	857,911	25,274	5,315,962
	2018	700,008	—	3,081,073	—	1,351,700	(194,918)	1,654,244	6,592,107

(1) Stock awards in 2020 consisted of RSU awards and PSU awards. The amounts reported in this column represent the aggregate grant date fair value of the RSU awards for fiscal years 2020, 2019, and 2018 and of the target level of the PSU awards for fiscal years 2019 and 2020. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718 utilizing the assumptions discussed in Note 11 to our financial statements for the fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018. The grant date fair value of the 2020 RSUs and the grant date fair value of the 2020 PSUs if target performance and maximum performance is achieved are as follows:

		PSUs
Name	RSUs	Target	Maximum

J. R. Luciano	$7,970,074	$7,970,074	$15,940,148

R. G. Young	$2,922,370	$2,922,370	$5,844,739

V. F. Macciocchi	$2,125,380	$2,125,380	$4,250,761

G. A. Morris	$2,125,380	$2,125,380	$4,250,761

J. D. Taets	$1,939,383	$1,939,383	$3,878,766

(2) No options were issued in 2018, 2019 or 2020.

(3) The amounts reported in this column represent amounts earned under our annual incentive plan during each of the respective fiscal periods shown. In each case, the amounts were paid shortly after the close of the applicable fiscal period.

(4) The amounts reported in this column for 2020 represents the aggregate change in actuarial present value of each NEO’s accumulated benefit under all defined benefit and actuarial pension plans from December 31, 2019 to December 31, 2020, using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. No NEO received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on December 31, 2020 were an interest rate of 2.84% for the ADM Retirement Plan, an interest rate of 2.47% for the ADM Supplemental Retirement Plan, and mortality was determined using the PRI-2012 mortality table, with a white collar adjustment, projected generationally using Scale MP-2020. The assumptions used to value pension liabilities on December 31, 2019 were an interest rate of 3.44% for the ADM Retirement Plan, an interest rate of 3.19% for the ADM Supplemental Retirement Plan, and mortality was determined using the PRI-2012 mortality table, with a white collar adjustment, projected generationally using Scale MP-2019.

(5) The amounts reported in this column for 2020 include costs for use of company-leased aircraft, relocation expenses, value of company-provided life insurance, imputed value of company-provided life insurance, costs for executive healthcare services, spousal travel and lodging, company contributions under the 401(k) and ESOP and charitable gifts pursuant to the company’s matching charitable gift program which is available to substantially all full-time employees and non-employee directors, and, for Mr. Taets, expenses related to certain expatriate tax services and tax gross ups related thereto. Specific perquisites and other items applicable to each NEO listed are identified below by an “X”. Where a perquisite or benefit exceeded $10,000 for an individual, the dollar amount is given.

50	ADM Proxy Statement 2021

Executive Compensation

Grants of Plan-Based Awards During Fiscal Year 2020

NEO	Personal Aircraft Use	Relocation Expenses	Expatriate Expenses	Imputed Income	Life Insurance Company Paid Premiums	Executive Healthcare Services	Spousal Travel & Lodging	Matching Charitable Gifts

J. R. Luciano	X			X	X	X	X	X

R. G. Young				X	X	X		X

V. F. Macciocchi(6)		$58,639		X	X	X

G. A. Morris				X	X	X		X

J. D. Taets			X	X	X	X		X

Mr. Macciocchi’s relocation expenses included moving expenses ($38,639), a relocation allowance ($10,000) and an amount related to the sale of his home ($10,000).

(6) Mr. Macciocchi first became an NEO in 2019.

Aggregate incremental cost to our company of perquisites and personal benefits is determined as follows. In the case of payment of expenses related to items such as executive healthcare services and relocation expenses, incremental cost is determined by the amounts paid to third-party providers. In the case of personal use of company-leased aircraft, incremental cost is based solely on variable costs under the agreements with the lessor of the aircraft, and does not include fixed or other costs.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2020

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. R. LUCIANO
Annual Cash Incentive Plan Award			0	2,800,000	5,600,000
Performance Share Unit Award	2/13/20	2/5/20				0	174,744	349,488		7,970,074
Restricted Stock Unit Award	2/13/20	2/5/20							174,744	7,970,074
R. G. YOUNG
Annual Cash Incentive Plan Award			0	1,125,000	2,250,000
Performance Share Unit Award	2/13/20	2/5/20				0	64,073	128,146		2,922,370
Restricted Stock Unit Award	2/13/20	2/5/20							64,073	2,922,370
V. F. MACCIOCCHI
Annual Cash Incentive Plan Award			0	675,000	1,350,000
Performance Share Unit Award	2/13/20	2/5/20				0	46,599	93,198		2,125,380
Restricted Stock Unit Award	2/13/20	2/5/20							46,599	2,125,380
G. A. MORRIS
Annual Cash Incentive Plan Award			0	675,000	1,350,000
Performance Share Unit Award	2/13/20	2/5/20				0	46,599	93,198		2,125,380
Restricted Stock Unit Award	2/13/20	2/5/20							46,599	2,125,380
J. D. TAETS
Annual Cash Incentive Plan Award			0	700,000	1,400,000
Performance Share Unit Award	2/13/20	2/5/20				0	42,521	85,042		1,939,383
Restricted Stock Unit Award	2/13/20	2/5/20							42,521	1,939,383

(1) The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under FASB ASC Topic 718. With respect to the PSUs the value represents the probable outcome of the performance condition using target payout levels. See Footnote 1 to the Summary Compensation Table for additional detail.

ADM Proxy Statement 2021	51

Executive Compensation

Grants of Plan-Based Awards During Fiscal Year 2020

All of the awards in the table above were granted under our 2009 Incentive Compensation Plan. The awards shown in the columns designated “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to our annual cash incentive plan. The amounts actually paid with respect to these awards are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis — 2020 Executive Compensation Decisions — 2020 Annual Cash Incentives” for more information about our annual cash incentive plan.

The awards shown in the column designated “Estimated Future Payouts Under Equity Incentive Plan Awards” in the table above are PSU awards and vest in three years if the company achieves certain performance goals over a three-year performance period (2020 – 2022). The 2020 PSU metrics are: (i) the degree to which the company achieves specified average Adjusted ROIC goals over the 2020 – 2022 performance period (50% weighting), and (ii) the degree to which the company’s Nutrition segment achieves adjusted operating profit growth rate goals over the 2020 – 2022 performance period (50% weighting). The number of 2020 PSUs that may be earned following the application of such performance goals against actual performance will be subject to a relative TSR modifier of up to +/- 10%. See “Compensation Discussion and Analysis — 2020 Executive Compensation Decisions — Equity-Based Long-Term Incentives” for more information about the 2020 PSUs.

All of the awards shown in the “All Other Stock Awards” column in the table above are RSUs awards and vest in full three years after the date of the grant. Under the terms of the RSU award agreements, the recipient of the award may receive cash dividend equivalents on RSUs prior to their vesting date, but may not transfer or pledge the units in any manner prior to vesting. Dividend equivalents on RSUs are paid at the same rate as dividends to our stockholders generally.

The 2020 RSU and PSU awards are subject to double-trigger accelerated vesting and payout upon a change in control only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. In such instance the 2020 RSU awards will vest in full immediately, and the number of 2020 PSU awards that vest will be equal to the greater of the target number of PSUs and the number of PSUs earned based on actual performance during the truncated performance period. Upon the death of an award recipient, vesting of the RSU awards will accelerate in full and the PSU awards will vest at target. If an award recipient’s employment ends as a result of disability or retirement, both the RSU and PSU awards will continue to vest in accordance with the original vesting schedule. If an award recipient’s employment ends for any other reason, unvested RSU and PSU awards will be forfeited. With respect to each of the RSU and PSU awards described above, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition, non-solicitation, or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested units will be forfeited, and any shares issued in settlement of units that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they were issued.

The impact of a termination of employment or change in control of our company on RSU and PSU awards held by our named executive officers is quantified in the “Termination of Employment and Change in Control Arrangements” section below.

.

52	ADM Proxy Statement 2021

Executive Compensation

Outstanding Equity Awards at Fiscal Year 2020 Year-End

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2020 YEAR-END

The following table summarizes information regarding unexercised stock options and unvested restricted stock awards for the named executive officers as of December 31, 2020.

		OPTION AWARDS				STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
J. R. LUCIANO	2-11-2016	744,879	186,220	33.18	2-11-2026
	2-12-2015	324,821	—	46.92	2-12-2025
	2-13-2014	234,531	—	40.65	2-13-2024
	2-21-2013	51,664	—	32.50	2-21-2023
	8-16-2012	216,585	—	26.25	8-16-2022
						490,092	24,705,538	337,652	17,021,037
R. G. YOUNG	2-11-2016	277,526	69,382	33.18	2-11-2026
	2-12-2015	214,836	—	46.92	2-12-2025
	2-13-2014	184,631	—	40.65	2-13-2024
	2-21-2013	31,503	—	32.50	2-21-2023
	8-16-2012	123,763	—	26.25	8-16-2022
						171,913	8,666,134	120,464	6,072,590
V. F. MACCIOCCHI	2-11-2016	74,488	18,622	33.18	2-11-2026	114,716	5,782,834	81,687	4,117,842
G. A. MORRIS	2-11-2016	67,446	22,347	33.18	2-11-2026
	2-12-2015	28,046	—	46.92	2-12-2025
						117,257	5,910,925	81,687	4,117,842
J. D. TAETS	2-11-2016	111,732	27,933	33.18	2-11-2026
	2-12-2015	75,743	—	46.92	2-12-2025
	2-13-2014	70,285	—	40.65	2-13-2024
	2-21-2013	13,861	—	32.50	2-21-2023
	8-16-2012	5,311	—	26.25	8-16-2022	113,179	5,705,353	77,609	3,912,270

(1) Stock option awards vest at a rate of 20% of the subject shares per year on each of the first five anniversaries of the grant date.

(2) The RSUs reported in this column vest on the dates and in the amounts set forth below.

	Restricted Stock Units Vesting On:
Name	2/15/21	2/14/22	2/13/23

J. R. Luciano	152,440	162,908	174,744

R. G. Young	51,449	56,391	64,073

V.F. Macciocchi	33,029	35,088	46,599

G. A. Morris	35,570	35,088	46,599

J. D. Taets	35,570	35,088	42,521

(3) Based on the closing market price of a share of our common stock on the New York Stock Exchange on December 31, 2020, which was $50.41.

(4) The PSUs reported in this column represent 2019 PSU and 2020 PSU awards that each will vest at the end of the three-year performance period. The number of PSUs that the executive officer will receive is dependent upon the achievement of certain financial metrics approved by the Compensation/Succession Committee measuring, in the case of the 2019 PSUs, relative TSR, Adjusted EBITDA, and Adjusted ROIC, and in the case of the 2020 PSUs, Adjusted ROIC, Nutrition segment adjusted operating profit growth and a relative TSR modifier. The amount of PSU units shown is the target number of units that could be earned and paid out in shares. The company did not assign a threshold unit amount to the 2019 or 2020 PSU awards. This table

ADM Proxy Statement 2021	53

Executive Compensation

Option Exercises and Stock Vested During Fiscal Year 2020

does not include the 2018 PSU awards that were earned for the 2018-2020 performance period, because those earned PSUs were not subject to an additional service-based vesting period and instead vested upon the Compensation/Succession Committee’s determination of the number of PSUs earned. The earned 2018 PSUs are reported in the “—Option Exercises and Stock Vested During Fiscal Year 2020” table.

	Performance Stock Units:
Name	Performance Period 1/1/19 to 12/31/21	Performance Period 1/1/20 to 12/31/22

J. R. Luciano	162,908	174,744

R. G. Young	56,391	64,073

V.F. Macciocchi	35,088	46,599

G. A. Morris	35,088	46,599

J. D. Taets	35,088	42,521

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2020

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year ended December 31, 2020 and RSU and PSU awards to the named executive officers that vested during that same period.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)(2)	Value Realized on Vesting ($)(3)

J. R. LUCIANO(4)	194,014	4,539,085	407,977	21,227,992

R. G. YOUNG(5)	80,377	1,863,012	138,226	7,188,354

V. F. MACCIOCCHI	—	—	78,938	4,176,020

G. A. MORRIS(6)	34,807	554,948	89,422	4,694,773

J. D. TAETS(7)	42,181	983,762	96,590	5,015,684

(1) Represents the difference between the market value of the shares acquired upon exercise (calculated using the sale price of the shares on the NYSE on the date preceding the exercise date) and the aggregate exercise price of the shares acquired.

(2) Reflects vesting of the 2017 RSUs during 2020, and the number of 2018 PSUs that were earned for the 2018-2020 performance period and vested upon the Compensation/Succession Committee’s determination of the number of PSUs earned.

(3) Represents the market value of the shares issued in settlement of 2017 RSU and 2018 PSU awards on the date the awards vested, calculated using the closing sale price reported on the NYSE on the trading date immediately prior to the vesting date, before shares were withheld for taxes.

(4) Mr. Luciano exercised: (a) 57,424 options at a strike price of $26.17 on October 12, 2020; (b) 23,745 options at a strike price of $26.17 on October 16, 2020; and (c) 112,845 options at a strike price of $26.17 on October 19, 2020.

(5) Mr. Young exercised: (a) 49,020 options at a strike price of $26.17 on October 12, 2020; and (b) 31,357 options at a strike price of $26.17 on October 16, 2020.

(6) Mr. Morris exercised: (a) 3,114 options at a strike price of $30.71 on June 3, 2020; (b) 4,491 options at a strike price of $26.17 on August 7, 2020; (c) 5,263 options at a strike price of $26.25 on September 3, 2020; and (d) 21,939 options at a strike price of $33.18 on October 12, 2020.

(7) Mr. Taets exercised:(a) 21,979 options at a strike price of $26.25 on October 9, 2020; (b) 5,260 options at a strike price of $26.25 on October 19, 2020; (c) 8,135 options at a strike price of $26.25 on October 20, 2020; (d) 5,146 options at a strike price of $26.25 on October 21, 2020; and (e) 1,661 options at a strike price of $26.25 on October 22, 2020.

54	ADM Proxy Statement 2021

Executive Compensation

Pension Benefits

PENSION BENEFITS

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended December 31, 2020.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

J. R. LUCIANO	ADM Retirement Plan	10	113,605	0
	ADM Supplemental Retirement Plan	10	396,499	0

R. G. YOUNG	ADM Retirement Plan	10	118,396	0
	ADM Supplemental Retirement Plan	10	246,059	0

V. F. MACCIOCCHI	ADM Retirement Plan	9	60,015	0
	ADM Supplemental Retirement Plan	9	84,831	0

G. A. MORRIS	ADM Retirement Plan	26	1,053,063	0
	ADM Supplemental Retirement Plan	26	1,941,273	0

J. D. TAETS	ADM Retirement Plan	33	1,510,978	0
	ADM Supplemental Retirement Plan	33	2,959,117	0

(1) The number of years of credited service was calculated as of the pension plan measurement date used for financial statement reporting purposes, which was December 31, 2020. For each of the named executive officers, the number of years of credited service is equal to the number of actual years of service with our company.

(2) The assumptions used to value pension liabilities as of December 31, 2020 were an interest rate of 2.84% for the ADM Retirement Plan and 2,47% for the ADM Supplemental Retirement Plan and mortality was determined under the PRI-2012 mortality table, with a white collar adjustment, projected generationally using scale MP-2020. Mr. Morris and Mr. Taets participate in the final average pay formula under the ADM Retirement Plan and the ADM Supplemental Retirement Plan, while Mr. Luciano, Mr. Young and Mr. Macciocchi participate in the cash balance formula under those plans. The amounts reported for Mr. Luciano, Mr. Young and Mr. Macciocchi are the present value of their respective projected normal retirement benefit under the Retirement and Supplemental Plans at December 31, 2020. The amounts reported are calculated by projecting the balance in the accounts forward to age 65 by applying a 1.95% interest rate, converting to a single-life annuity as of age 65, and then discounting back to December 31, 2020 using the assumptions specified above. The total account balance for Mr. Luciano at December 31, 2020 under the Retirement and Supplemental Plans was $353,455.07 , the total account balance for Mr. Young at December 31, 2020 under the Retirement and Supplemental Plans was $254,773.88 and the total account balance for Mr. Macciocchi at December 31, 2020 under the Retirement and Supplemental Plans was $104,601.58 , which are the amounts that would have been distributable if such individuals had terminated employment on that date.

QUALIFIED RETIREMENT PLAN

We sponsor the ADM Retirement Plan (the “Retirement Plan”), which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers eligible salaried employees of our company and its participating affiliates.

Effective January 1, 2009, the Retirement Plan was amended to provide benefits determined under a cash balance formula. The cash balance formula applies to any participant entering or re-entering the plan on or after January 1, 2009 and to any participant who had less than five years of service prior to January 1, 2009. For a participant with an accrued benefit and five years of service or more prior to January 1, 2009, an account was established on January 1, 2009 with an opening balance equal to the present value of his or her accrued benefit determined under the final average pay formula. The accrued benefits of all other participants to whom the cash balance formula does not apply continue to be determined under the traditional final average pay formula. Messrs. Luciano, Young, and Macciocchi participate in the cash balance formula, while Messrs. Morris and Taets participate in the final average pay formula.

A participant whose accrued benefit is determined under the cash balance formula has an individual hypothetical account established under the Retirement Plan. Pay and interest credits are made on an annual basis to the participant’s account. Pay credits are equal to a percentage of the participant’s earnings for the year based on the sum of the participant’s age and years of service at the end of the year under the schedule to the right.

AGE + SERVICE	PAY

Less than 40	2.00%

at least 40 but less than 50	2.25%

at least 50 but less than 60	2.50%

at least 60 but less than 70	3.00%

at least 70 but less than 80	3.50%

80 or more	4.00%

Interest credits are made at the end of the year and are calculated on the balance of the participant’s account as of the first day of the plan year, using an interest rate based upon the yield on 30-year Treasury bonds, subject to a minimum annual interest rate of 1.95%. The participant’s pension benefit will be the amount of the balance in the participant’s account at the time that the pension becomes payable under

ADM Proxy Statement 2021	55

Executive Compensation

Supplemental Retirement Plan

the Retirement Plan. The pension payable to a participant whose accrued benefit under the final average pay formula was converted to the cash balance formula at January 1, 2009, if paid in annuity form, will be increased to reflect any additional benefit which the participant would have received in that form under the traditional formula, but only with respect to the benefit accrued by the participant prior to January 1, 2009. A participant under the cash balance formula becomes vested in a benefit under the Retirement Plan after three years of service. There are no special early retirement benefits under the cash balance formula.

For a participant whose accrued benefit is determined under the final average pay formula, the formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over 60 consecutive months during the last 15 years of employment. The final average pay formula provides a benefit of 36.0% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of 0.5% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. All participants under the final average pay formula are vested in their benefits under the Retirement Plan, based on five years of service.

Earnings for purposes of the cash balance and the final average pay formulas generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan pre-tax deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. Cash balance participants may also elect a lump-sum payment option.

In December 2017, the Retirement Plan was amended to freeze final average pay formula benefit accruals as of December 31, 2021 for all active final average pay formula participants in the Retirement Plan on that date. Final average pay accrued benefits would be calculated as if the participant terminated employment on the earlier of their actual termination date or December 31, 2021. The final average pay benefit will not be converted to a cash balance benefit, but will remain subject to the final average pay benefit rules. As of January 1, 2022, all Retirement Plan participants will accrue future benefits under the cash balance formula, based on their age and total years of service.

SUPPLEMENTAL RETIREMENT PLAN

We also sponsor the ADM Supplemental Retirement Plan (the “Supplemental Plan”), which is a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose Retirement Plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the Board, the Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires three years of service for a cash balance formula participant and five years of service for a final average pay formula participant for vesting. A separate payment form election is required with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan, subject to the limitations of Section 409A of the Internal Revenue Code.

56	ADM Proxy Statement 2021

Executive Compensation

Nonqualified Deferred Compensation

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes information with respect to the participation of the named executive officers in the ADM Deferred Compensation Plan for Selected Management Employees I and II, which are non-qualified deferred compensation plans, for the fiscal year ended December 31, 2020.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at 12/31/20 ($)(2)

J. R. LUCIANO	0	0	0	0

R. G. YOUNG	0	0	0	0

V. F. MACCIOCCHI	0	0	0	0

G. A. MORRIS	0	0	0	0

J. D. TAETS	0	7,977	286,898	45,445

(1) The amount reported in this column was not reported in the Summary Compensation Table as part of Mr. Taets’ compensation for the fiscal year ended December 31, 2020 because none of the earnings is considered to be “above market”.

(2) Of the amount shown in this column, $709,977 was previously reported as compensation to Mr. Taets in the Summary Compensation Table in previous years, not all of which is reflected in this column due in part to previous distributions to Mr. Taets, including $286,898 in 2020.

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”, respectively). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the Board, the Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and up to 100% of his or her bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can elect each year when to be paid the base salary or bonus amounts deferred for that year, by electing to be paid upon a specified future date prior to separation from service or following retirement, in the form of a lump sum or in installments over a period of two to twenty years. If a participant separates from service prior to the elected payment date (or prior to qualifying for retirement), the payment will be made in a lump sum after separation from service, subject to the six month “specified employee” payment delay required by Section 409A. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. Small account balances of $10,000 or less are paid in a lump sum only.

Deferred Comp Plan II provides for “make-whole” company credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company contributions under the 401(k)

and ESOP. No “make-whole” company credits were made on behalf of the named executive officers for fiscal year 2020.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to 20 years if termination of employment occurs after retirement eligibility or due to disability.

Deferred Comp Plan I balances are fully-vested. A participant becomes vested in his or her company credits to Deferred Comp Plan II after two years of service. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our company’s common stock) that are made available to participants in the qualified 401(k) and ESOP. These investment options are listed below, and the plan earnings credited to each participant’s account in these plans correspond to the earnings performance of the investment selected. Participants in the Deferred

ADM Proxy Statement 2021	57

Executive Compensation

Termination of Employment and Change in Control Arrangements

Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants,

but the Deferred Comp Plans I and II provide for full funding of all benefits upon a change in control or potential change in control, as defined in the plans.

In fiscal year 2020, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Deemed Investment Option	Fiscal Year 2020 Cumulative Return (1/1/20 to 12/31/20)

Dodge & Cox Stock	7.16%

Aristotle Small Cap Equity Collective Trust Class B	8.81%

PIMCO Total Return — Instl Class	8.88%

T. Rowe Price Institutional Mid-Cap Equity Growth	23.87%

T. Rowe Price Institutional Large-Cap Growth	39.56%

Vanguard Wellington — Admiral Shares	10.68%

Vanguard International Growth — Admiral Shares	59.74%

Vanguard Institutional 500 Index Trust	18.40%

Vanguard Target Retirement 2015 Trust I	10.43%

Vanguard Target Retirement 2020 Trust I	12.12%

Vanguard Target Retirement 2025 Trust I	13.41%

Vanguard Target Retirement 2030 Trust I	14.19%

Vanguard Target Retirement 2035 Trust I	14.93%

Vanguard Target Retirement 2040 Trust I	15.59%

Vanguard Target Retirement 2045 Trust I	16.26%

Vanguard Target Retirement 2050 Trust I	16.45%

Vanguard Target Retirement 2055 Trust I	16.42%

Vanguard Target Retirement 2060 Trust I	16.49%

Vanguard Target Retirement 2065 Trust I	16.48%

Vanguard Target Retirement Income Trust I	10.10%

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers in the event of a termination of employment or a change in control of our company. See the tabular disclosure and narrative description under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections above for detail regarding payments that would result from a termination of employment or change in control of our company under our pension and nonqualified deferred compensation plans.

Under the terms of our stock option agreements, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for reasons other than death, disability, retirement, or cause, a recipient forfeits any interest in the unvested portion of any option but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

58	ADM Proxy Statement 2021

Executive Compensation

Termination of Employment and Change in Control Arrangements

Under the terms of our 2018, 2019, and 2020 RSU award agreements, vesting accelerates upon a change in control of the company only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. Under all of our RSU award agreements, vesting accelerates upon death and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, the unvested portion of each award is forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested awards will be forfeited, and any award shares that have already been issued in settlement must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the award vested.

Under the terms of our PSU award agreements, vesting accelerates upon the death of the award recipient, and the number of the 2018 and 2019 PSU awards that vest would be based on actual performance during the truncated performance period and on a pro rata basis based on a target number of units for the performance period year(s) following the truncated performance period, if any, and the number of the 2020 PSU awards that vest would be the target number of units. Further, vesting of PSU awards accelerates upon a change in control of our company only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. In such cases, (i) the 2018 and 2019 PSU awards will vest based on actual performance during the truncated performance period and on a pro rata basis based on a target number of units for the performance period year(s) following the truncated performance period, if any, and (ii) the number of 2020 PSU awards that vest will be equal to the greater of the target number of units or the number of PSUs earned based on actual performance during the truncated performance period. If employment ends as a result of disability or retirement, vesting will continue in accordance with the original vesting schedule. If employment ends for other reasons, the unvested portion of each award is forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested awards will be forfeited, and any award shares that have already been issued in settlement must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the award vested.

ADM Proxy Statement 2021	59

Executive Compensation

Termination of Employment and Change in Control Arrangements

The amount of compensation payable to each named executive officer in various termination and change in control scenarios is listed in the table below. These payments and benefits are provided under the terms of agreements involving equity compensation awards. Unless otherwise indicated, the amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on December 31, 2020.

Name		Voluntary Termination ($)	Involuntary Termination without Cause ($)	Termination for Cause ($)	Death ($)(1)	Disability ($)	Change in Control ($)(3)	Change in Control (Non- Assumption of Awards or Involuntary Termination Without Cause or Termination for Good Reason) ($)(4)	Retirement ($)
J. R. Luciano	Vesting of nonvested stock options	0	0	0	3,208,571	(2)	3,208,571	3,208,571	(5)
	Vesting of nonvested RSU awards	0	0	0	24,705,538	(2)	0	24,705,538	(5)
	Vesting of nonvested PSU awards	0	0	0	32,447,304	(2)	0	32,447,304	(5)
R. G. Young	Vesting of nonvested stock options	(6)	(6)	0	1,195,452	(2)	1,195,452	1,195,452	(6)
	Vesting of nonvested RSU awards	(6)	(6)	0	8,666,134	(2)	0	8,666,134	(6)
	Vesting of nonvested PSU awards	(6)	(6)	0	11,294,512	(2)	0	11,294,512	(6)
V. F. Macciocchi	Vesting of nonvested stock options	0	0	0	320,857	(2)	320,857	320,857	(5)
	Vesting of nonvested RSU awards	0	0	0	5,782,834	(2)	0	5,782,834	(5)
	Vesting of nonvested PSU awards	0	0	0	7,458,008	(2)	0	7,458,008	(5)
G. A. Morris	Vesting of nonvested stock options	0	0	0	385,039	(2)	385,039	385,039	(5)
	Vesting of nonvested RSU awards	0	0	0	5,910,925	(2)	0	5,910,925	(5)
	Vesting of nonvested PSU awards	0	0	0	7,685,357	(2)	0	7,685,357	(5)
J. D. Taets	Vesting of nonvested stock options	(6)	(6)	0	481,286	(2)	481,286	481,286	(6)
	Vesting of nonvested RSU awards	(6)	(6)	0	5,705,353	(2)	0	5,705,353	(6)
	Vesting of nonvested PSU awards	(6)	(6)	0	7,479,785	(2)	0	7,479,785	(6)

(1) Pursuant to the terms of the stock option and RSU awards issued under the 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon death. The amount shown with respect to RSU awards was calculated by multiplying the number of units as to which accelerated vesting and settlement occurs by $50.41, the closing sale price of a share of our common stock on the NYSE on December 31, 2020. The amounts shown with respect to stock options were calculated with respect to options that were “in the money” as of December 31, 2020 and were determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $50.41, the closing sale price of a share of our common stock on the NYSE on December 31, 2020, and the exercise price of the applicable stock option.

Due to the fact that the performance period for the 2018 PSUs ended on December 31, 2020, the amounts in this column related to the 2018 PSUs consist of the number of 2018 PSUs that actually were earned and vested for the applicable named executive officer, multiplied by $50.41, the closing sale price of a share of our common stock on the NYSE on December 31, 2020. With respect to the PSUs granted in 2019, the amounts in this column reflect the sum of (i) the number of units deemed to have been earned and entitled to vest during the truncated performance period of 2019 and 2020 based on the company’s actual performance and (ii) the target number of units multiplied by 33%, and multiplying the sum of (i) and (ii) by $50.41. The PSUs granted in 2020 provide that vesting of those PSU awards will accelerate upon death in an amount equal to the target number of PSUs. Therefore, the amount shown in this column with respect to the 2020 PSU awards is the target number of such PSU awards, multiplied by $50.41, the closing sale price of a share of our common stock on the NYSE on December 31, 2020.

(2) Pursuant to the terms of the stock option, RSU award and PSU award agreements issued under the 2009 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after retirement or termination of employment due to disability.

(3) Pursuant to the terms of the stock option issued prior to 2017 under the 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon a change in control. All currently outstanding RSUs and PSUs are subject to a double-

60	ADM Proxy Statement 2021

Executive Compensation

CEO Pay Ratio

trigger vesting and payout mechanism upon a change in control, meaning that only if (i) within 24 months after the change in control, one of our executive officer’s employment is terminated without cause or he or she resigns for good reason or (ii) the surviving entity in the change of control does not continue, assume, or replace the awards, the RSU awards will accelerate in full and the PSU awards will accelerate as described in footnote 4 below. Therefore, this column excludes all outstanding RSUs and PSUs. The amounts shown with respect to stock options were calculated with respect to options that were “in the money” as of December 31, 2020 and were determined by multiplying the number of shares subject to each unvested option as to which accelerated vesting occurs upon a change in control by the difference between $50.41, the closing sale price of a share of our common stock on the NYSE on December 31, 2020, and the exercise price of the applicable stock option.

(4) Pursuant to the terms of the stock option issued prior to 2017 under the 2009 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon a change in control. However, beginning in 2017, the company made the RSU awards as well as the PSU awards subject to a double-trigger vesting and payout mechanism upon a change in control, meaning that only if (i) within 24 months after the change in control, one of our executive officer’s employment is terminated without cause or he or she resigns for good reason or (ii) the surviving entity in the change of control does not continue, assume, or replace the awards, the RSU awards will accelerate in full and the PSU awards will accelerate as follows: (a) the 2018 and 2019 PSU awards will vest based on actual performance during the truncated performance period and on a pro rata basis based on a target number of units for the performance period year(s) following the truncated performance period, if any, and (b) the number of 2020 PSU awards that vest will be equal to the greater of the target number of units or the number of PSUs earned based on actual performance during the truncated performance period. This column includes (i) all unexercisable options, (ii) all unvested RSU awards, and (iii) a portion of the unvested PSU awards (calculated in the manner set forth in footnote (1). The amounts shown with respect to stock options were calculated with respect to options that were “in the money” as of December 31, 2020 and were determined by multiplying the number of shares subject to each option as to which accelerated vesting occurs by the difference between $50.41, the closing sale price of a share of our common stock on the NYSE on December 31, 2020, and the exercise price of the applicable stock option. The amounts shown with respect to RSU and PSU awards was calculated by multiplying the number of units as to which accelerated vesting and settlement occurs by $50.41, the closing sale price of a share of our common stock on the NYSE on December 31, 2020.

(5) Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.

(6) Because this named executive officer is eligible for retirement, pursuant to the terms of the stock option, RSU award and PSU award agreements issued under the 2009 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after retirement, voluntary termination or involuntary termination without cause.

CEO PAY RATIO

For our fiscal year 2020 pay ratio analysis, we determined that we could use the same median employee that we identified last year, as permitted by SEC rules. There has been no change in either our employee population or our employee compensation arrangements that we believe would significantly impact our fiscal year 2020 pay ratio disclosure. Similarly, there has been no change in our median employee’s circumstances that we reasonably believe would result in a significant change to our fiscal year 2020 pay ratio disclosure.

Our median employee’s annual total compensation for fiscal year 2020 was $65,133. The annual total compensation of our Chairman and CEO for fiscal year 2020 was $22,012,509. The ratio between the Chairman and CEO’s annual total compensation to the annual total compensation of our median employee is 338:1.

With respect to our median employee, we identified and calculated the elements of the employee’s annual total compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and also included $18,077 as the estimated value of the median employee’s 2020 employer-paid health care and short-term disability insurance premiums. With respect to the annual total compensation of our Chairman and CEO, we used the amount reported in the Summary Compensation Table and also included $18,077 as the estimated value of our Chairman and CEO’s 2020 employer-paid health care and short-term disability insurance premiums.

Supplemental Pay Ratio

Our global footprint drives the median pay level at ADM. 60% of our workforce is employed outside the United States. We aim to provide competitive pay and benefits for each employee’s role in every business segment and geography. To be consistent with our compensation philosophy, all global colleagues are paid based upon their local market as reviewed on an annual basis to ensure they are paid competitively. We believe this information is useful to put the SEC-required pay ratio provided above into context.

In addition, we are also providing a supplemental pay ratio that includes our domestic employees only. We identified the median employee for purposes of the supplemental pay ratio using the same methodology as the required pay ratio. Applying this methodology to our employees located in the United States only (other than our Chairman and CEO), we determined that our median employee in fiscal year 2020 had annual total compensation in the amount of $92,411.

As a result, the fiscal year 2020 ratio of the total annual compensation of our Chairman and CEO to the total annual compensation of our median employee in the United States, each as calculated above to include 2020 employer-paid health care and basic life and short-term disability insurance premiums, is 239:1. This supplemental pay ratio is not a substitute for the required CEO pay ratio, but we believe it is helpful in fully evaluating the ratio of our Chairman and CEO’s annual total compensation to that of our median employee.

ADM Proxy Statement 2021	61

Equity Compensation Plan Information; Related Transactions

EQUITY COMPENSATION PLAN INFORMATION AT DECEMBER 31, 2020

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)

Equity Compensation Plans Approved by Security Holders	13,640,224(1)	$40.73(2)	19,400,252(3)

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	13,640,224(1)	$40.73(2)	19,400,252(3)

(1) Consists of 5,196,557 shares to be issued upon vesting of outstanding RSUs, 2,174,950 shares to be issued upon vesting of outstanding PSUs, and 6,268,717 shares to be issued upon exercise of outstanding options pursuant to the Company’s 2009 Incentive Compensation Plan and 2020 Incentive Compensation Plan, all as of December 31, 2020.

(2) Weighted-average exercise price for outstanding stock options.

(3) Consists of shares available for issuance pursuant to the Company’s 2020 Incentive Compensation Plan, as of December 31, 2020. Benefits which may be granted under the 2020 Incentive Compensation Plan are options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units and cash-based awards.

*Based on Target Share Amounts for PSUs. Number of PSUs issued would be 4,519,371 under the maximum payout conditions.

As of March 15, 2021, our company does not have any equity compensation plans that have not been approved by our stockholders.

REVIEW AND APPROVAL OF CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various policies and procedures of our company, including our Code of Conduct, our bylaws, the charter of the Nominating/Corporate Governance Committee, and annual questionnaires completed by all of our directors and executive officers, require the directors and executive officers to disclose and otherwise identify to the company the transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Although the company’s processes vary with the particular transaction or relationship, in accordance with our Code of Conduct, directors, executive officers, and other company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the company’s practice, although not part of a written policy, is to refer consideration of the matter to the Board or the Audit Committee. The transaction or relationship will be evaluated by the Board or the Audit Committee, which will approve or ratify it if it is determined that the transaction or relationship is fair and in the best interests of the company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate company supervisory personnel and are not approved or ratified by the Board or a committee thereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended December 31, 2020, the brother of Christopher Cuddy, one of our executive officers, was employed by our company as a vice president of our Golden Peanut and Tree Nut business. Such relationship was considered by the Audit Committee and found to be fair and in the best interests of our company.

62	ADM Proxy Statement 2021

Report of the Audit Committee

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) internal audit functions, (v) annual independent audit of the Company’s financial statements, (vi) major risk exposures, (vii) legal compliance and ethics programs as established by management and the Board, (viii) related-party transactions, and (ix) performance of the compliance function.

The Audit Committee assures that the corporate information gathering, analysis and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance appraisals and related base and incentive compensation. The Audit Committee is comprised of five independent directors, all of whom are financially literate and one of whom (T. K. Crews, the Chair) has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the annual report with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting, and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including their judgment as to the quality — not just the acceptability — of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the auditor’s independence from management and the Company. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditor’s independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Committee discussed the Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2020.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, tenure and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit

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Report of the Audit Committee

Report of the Audit Committee

Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has appointed Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2021. The members of the Audit Committee and the Board believe that, due to Ernst & Young LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Ernst & Young LLP to serve as the Company’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

T. K. Crews, Chair

P. Dufour

P. J. Moore

F. J. Sanchez

D. A. Sandler

64	ADM Proxy Statement 2021

Proposal No. 2

Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Ernst & Young LLP, or its predecessor firms, has served as our independent registered public accounting firm for more than 85 years.

The Audit Committee is responsible for the audit fee negotiations associated with our company’s retention of Ernst & Young LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the required rotation of Ernst & Young LLP’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate practice. The members of the Audit Committee, and the Board of Directors, believe that the continued retention of Ernst & Young LLP to serve as the company’s independent registered public accounting firm is in the best interests of our company and its stockholders. Representatives of Ernst & Young LLP will be present at the virtual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

FEES PAID TO INDEPENDENT AUDITORS

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended December 31, 2020, and December 31, 2019.

Description of Fees	2020	2019

Audit Fees(1)	$17,391,000	$17,153,000

Audit-Related Fees(2)	2,710,000	2,567,000

Tax Fees(3)	2,198,000	2,447,000

All Other Fees(4)	—	318,000

Total	$22,299,000	$22,485,000

(1) Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our company’s internal control over financial reporting, and certain statutory audits.

(2) Includes fees for accounting and reporting assistance, due diligence for mergers and acquisitions, and audit-related work in connection with employee benefit plans of our company.

(3) Includes fees related to tax planning advice and tax compliance.

(4) Includes fees for advisory services related to strategic transactions or divestitures.

AUDIT COMMITTEE PRE-APPROVAL POLICIES

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during fiscal years 2020 and 2019 were pre-approved by the Audit Committee.

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Proposal No. 3

Proposal No. 3 — Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, the following proposal provides our stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” discussion herein, which provides details as to our compensation policies, procedures, and decisions regarding the named executive officers, as well as the Summary Compensation Table and other related compensation tables, notes, and narrative disclosures in this proxy statement. This vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our named executive officers.

The Compensation/Succession Committee, which is comprised entirely of independent directors, and the Board of Directors believe that the executive compensation policies, procedures, and decisions made with respect to our named executive officers are competitive, are based on our pay-for-performance philosophy, and are focused on achieving our company’s goals and enhancing stockholder value.

Accordingly, for the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the Board asks our stockholders to vote FOR the adoption of the following resolution to be presented at the Annual Meeting of Stockholders in 2021:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

Although this advisory vote is not binding on the Board of Directors, the Board and the Compensation/Succession Committee will review and expect to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends that you vote FOR the approval of the advisory resolution on the compensation of our company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

66	ADM Proxy Statement 2021

Proposal No. 4

Proposal No. 4 — Stockholder Proposal Regarding Shareholder Aggregation for Proxy Access

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, owner of 100 shares, has given notice that he intends to present for action at the 2021 Annual Meeting of Stockholders.

STOCKHOLDER PROPOSAL

Proposal 4 – Improve Our Catch-22 Proxy Access

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access.

The current arbitrary maximum quota of 20 shareholders to initiate shareholder proxy access can be called Catch-22 Proxy Access. In order to assemble a group of 20 shareholders, who have owned 3% of the stock for an unbroken 3-years, one would reasonably need to start with about 60 shareholders who own 9% of company stock for an unbroken 3-years because initiating proxy access is a complicated process that is easily susceptible to errors.

The 60 shareholders could then be whittled down to 40 shareholders because some shareholders would be unable to meet all the paper chase requirements. After the 40 shareholders submit their paperwork to management — then management might arbitrarily claim that 10 shareholders do not meet the requirements (figuring that shareholders do not want a court battle) and management might convince another 10 shareholders to withdraw — leaving 20 shareholders. But the current rule does not allow 40 shareholders to submit their paperwork to management to end up with 20 qualified shareholders.

And 60 shareholders who own 9% of company for an unbroken 3-years might determine that they own 60% of company stock when length of unbroken stock ownership is factored out. Plus, it would be easier to simply call for a special meeting because 10% of shares can call for a special meeting and there is no 3-year unbroken stock ownership needed to qualify.

But how does one begin to assemble a group of 60 potential participants if potential participants cannot be guaranteed participant status after following the tedious rules of 4000-words of dense legalese in our bylaws — because they could be voted off the island after a substantial investment of time by the arbitrary quota of 20 shareholders.

Who would be voted off the island? Would one favor shareholders who own the most stock or shareholders who have the best access to expert advice on the complicated workings of shareholder proxy access or shareholders who could attract the best proxy access candidates or the shareholders who can attract the most votes to the proxy access candidate?

The current arbitrary limit of 20 shareholders to initiate shareholder proxy access means that shareholders of the same class of stock are treated unequally. This could be in violation of state law. At least one court concluded that a company cannot provide for different voting rights as among the holders of the same class of stock.

As an analogy such an arbitrary maximum limit of 20 shareholders does not apply to shareholders acting by written consent or to shareholders calling for a special shareholder meeting.

Please vote yes: Improve Our Catch-22 Proxy Access Proposal 4

RECOMMENDATION OF THE BOARD OF DIRECTORS AGAINST THE PROPOSAL

The Board has carefully considered the above proposal, believes the proposal is not in the best interests of ADM and its stockholders for the reasons set forth below, and recommends that stockholders vote against the proposal.

ADM’s Proxy Access Bylaw Reflects Extensive Board Consideration and Current Best Practices

The company has consistently demonstrated its responsiveness to stockholders and a commitment to strong corporate governance. In November 2015, the Board adopted a proxy access bylaw following extensive discussion by the Board and engagement with a number of ADM’s largest stockholders. ADM’s proxy access bylaw provides that an eligible stockholder or group of up to 20 eligible stockholders, owning at least 3% of ADM’s outstanding common stock continuously for at least three years, has the right to nominate candidates representing 20% of the Board, and include those nominees in ADM’s proxy materials, provided that the stockholders and the nominees satisfy the requirements specified in our bylaws.

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Proposal No. 4

Proposal No. 4 — Stockholder Proposal Regarding Shareholder Aggregation for Proxy Access

Prior to adopting our proxy access bylaw, the Board carefully evaluated various terms including ownership thresholds, potential length of holding periods, caps on board seats and aggregation limits, among other factors. In addition, the Board considered existing stockholder rights, investors’ views, other companies’ proxy access bylaws, and ADM’s institutional investor profile. As a result of careful and thorough consideration, our proxy access bylaw is consistent with current market standards and best practices. The 20-stockholder aggregation limit has been widely adopted by companies that have adopted proxy access and has been broadly endorsed by institutional investors. According to Shearman & Sterling’s 2019 Corporate Governance & Executive Compensation Survey, approximately 92% of public companies that have adopted proxy access have a 20-stockholder aggregation limit.

ADM’s Current Proxy Access Bylaw Provides Meaningful Opportunity for Stockholder Involvement in Director Elections

The proposal is unnecessary because ADM has already implemented an appropriate proxy access framework for our stockholders that gives our stockholders a significant voice in director elections. The stockholder proposal would not significantly enhance proxy access at ADM because the current aggregation limit does not prevent stockholders from participating in the director nomination process. The 20-stockholder aggregation limit does not unduly restrict any stockholder from forming a group to submit a proxy access nomination, and provides ample opportunities for all stockholders to combine with other stockholders to reach the 3% threshold. In fact, any stockholder, regardless of how small their holdings, could achieve the 3% minimum by combining with as little as just one other stockholder. We believe that our proxy access bylaw strikes the appropriate balance between enhancing stockholder rights and protecting the interests of all our stockholders.

ADM’s 20-Stockholder Aggregation Limit Is Vital to Appropriately Balance the Benefits and Risks of Proxy Access

The stockholder proposal is not in the best interests of ADM stockholders. The company’s 20-stockholder aggregation limit is critical to appropriately balance the benefits and risks to stockholders of proxy access. When a stockholder or stockholder group submits a nominee under our proxy access bylaw, ADM must review and confirm that the eligibility and procedural requirements have been satisfied (and remain satisfied through the date of the annual meeting) by the stockholder or each stockholder in a stockholder group. The 20-stockholder aggregation limit is a reasonable and market standard that ensures ADM is not forced to incur time-consuming and potentially expensive inquiries into the nature and duration of the share ownership of a large number of stockholders. Undertaking this administrative burden for a large group of stockholders would likely cost significant time and resources for ADM and could impede the exercise of proxy rights by other stockholders.

Further, the reasonable limit on the number of stockholders permitted to act as a group helps to ensure that the interests of the group are aligned with the general interests of our long-term stockholders by ensuring that the members of the group have a meaningful financial interest in our company. Based on the Board’s assessment of stockholder interests and our ongoing investor engagements, we continue to believe that our current 20-stockholder aggregation limit reflects best practice and strikes the appropriate balance between providing stockholders the right to nominate director candidates and mitigating the risks that some stockholders may use proxy access to pursue special interests or objectives that are not aligned with the interests of a majority of long-term stockholders.

ADM Is Committed to Board Refreshment and Diversity

The stockholder proposal is not necessary to ensure, and instead may hinder, the governance goal that our Board possesses the appropriate mix of skills, expertise, and diverse viewpoints. When assessing an individual’s qualifications to become a member of the Board, the Nominating/Corporate Governance Committee of the Board considers various factors including education, experience, judgment, independence, integrity, availability, diversity, and other factors that the Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that complement the current members of the Board and any other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the Board and its committees. In addition, the Committee considers personal characteristics of nominees and current board members, including race, gender, and geographic origin, in an effort to obtain a diversity of backgrounds and perspectives on the Board.

Advancing its commitment to board refreshment and diversity, ADM has added four new independent directors in the last five years, three of whom are women, one of whom is racially diverse, and all of whom are accomplished leaders with varied relevant skills and experience. Together, the current directors constitute a Board that has the diversity of expertise and perspectives to effectively represent the long-term interests of all stockholders.

In summary, the Board believes that ADM already has a progressive proxy access bylaw that offers meaningful opportunity for stockholder involvement while protecting the interests of all stockholders, and the Board is committed to board refreshment and diversity to ensure a strong and effective governing body. The proposal is unnecessary and is not in the best interests of ADM and its stockholders. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL REGARDING SHAREHOLDER AGGREGATION FOR PROXY ACCESS.

68	ADM Proxy Statement 2021

Submission of Stockholder Proposals and Other Matters

Deadline for Submission of Stockholder Proposals

Proposals of stockholders, including nominations for director, intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the company’s Secretary, addressed to ADM, Attn: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, no later than November 26, 2021, and, in the case of nominations for director, no earlier than October 27, 2021, in order to be included in such proxy statement. These proposals and nominations must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement. Generally, if written notice of any stockholder proposal intended to be presented at the next annual meeting, and not included in our proxy statement for that meeting, is not delivered to the Secretary at the above address between February 5, 2022 and March 7, 2022 (or, if the next annual meeting is called for a date that is not within the period from April 6, 2022 to June 5, 2022, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made), or if such notice does not contain the information required by Section 1.4(c) of our bylaws, the chair of the annual meeting may declare that such stockholder proposal be disregarded.

STOCKHOLDERS WITH THE SAME ADDRESS

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made in writing and addressed to Investor Relations, ADM, 4666 Faries Parkway, Decatur, Illinois 62526-5666, or by calling our Investor Relations at 217-424-5656. If you are a stockholder whose shares are held by a bank, broker, or other nominee, you can request information about householding from your bank, broker, or other nominee.

OTHER MATTERS

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our company.

By Order of the Board of Directors

ARCHER-DANIELS-MIDLAND COMPANY

D. C. Findlay, Secretary

March 26, 2021

ADM Proxy Statement 2021	69

Annex A

Definition and Reconciliation of Non-GAAP Measures

DEFINITION AND RECONCILIATION OF NON-GAAP MEASURES

We use Adjusted ROIC to mean “Adjusted ROIC Earnings” divided by “Adjusted Invested Capital”. Adjusted ROIC Earnings is the Company’s net earnings attributable to controlling interests adjusted for the after-tax effects of interest expense, changes in the LIFO reserve, and other specified items. Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of the Company’s equity (excluding noncontrolling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and other specified items. Management uses Adjusted ROIC to measure the Company’s performance by comparing Adjusted ROIC to the Company’s weighted average cost of capital, or WACC.

Adjusted EBITDA is defined as Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for specified items. Adjusted EPS is defined as diluted Earnings Per Share adjusted for the effects on reported diluted EPS of certain specified items. Management believes Adjusted EBITDA and Adjusted EPS are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability.

Adjusted economic value added (EVA) is the Company’s economic value added adjusted for LIFO and other specified items. The Company calculates economic value added by comparing ADM’s adjusted ROIC to its Annual WACC multiplied by adjusted invested capital.

Revenue on a constant currency basis, referred to as “FX adjusted revenue” in this Annex A, is the Company’s GAAP revenue adjusted for the impact of fluctuations in foreign currency exchange rates. The Company calculates FX adjusted revenue by converting its current period non-USD revenue to USD using the prior period exchange rates. Management believes providing FX adjusted revenue provides valuable supplemental information regarding its revenue and facilitates period-to-period comparison. FX adjusted revenue is a non-GAAP measure and is not intended to replace or be an alternative to GAAP revenue, the most directly comparable GAAP financial measure.

Adjusted ROIC, Adjusted ROIC Earnings, Adjusted Invested Capital, Adjusted EBITDA, Adjusted EPS, adjusted EVA, and FX adjusted revenue are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures. The following tables present reconciliations of Adjusted ROIC Earnings to net earnings attributable to controlling interests, the most directly comparable amount reported under GAAP; of Adjusted Invested Capital to Total Shareholders’ Equity, the most directly comparable amount reported under GAAP; of Adjusted EBITDA to earnings before income taxes, the most directly comparable amount reported under GAAP; of Adjusted EPS to diluted EPS, the most directly comparable amount reported under GAAP, of FX adjusted revenue to GAAP revenues, and the calculations of Adjusted EVA and Adjusted ROIC for the period ended December 31, 2020.

ADJUSTED EVA(1) CALCULATION (TWELVE MONTHS ENDED DECEMBER 31, 2020)

Adjusted ROIC 7.7% less Annual WACC 5.75% x Adjusted Invested Capital $29,410* = $573*

ADJUSTED ROIC(1) CALCULATION (TWELVE MONTHS ENDED DECEMBER 31, 2020)

Adjusted ROIC Earnings $2,260* ÷ Adjusted Invested Capital $29,410* = 7.7%

*in millions

A-1	ADM Proxy Statement 2021

Annex A

Definition and Reconciliation of Non-GAAP Measures

ADJUSTED ROIC EARNINGS(1) (IN MILLIONS)	Quarter Ended				Four Quarters Ended
	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Dec 31, 2020

Net earnings attributable to ADM	$391	$469	$225	$687	$1,772

Adjustments:

Interest expense	83	87	100	69	339

LIFO	(91)	0	0	0	(91)

Specified items	48	8	355	1	412

Total adjustments	40	95	455	70	660

Tax on adjustments	(7)	(23)	(120)	(22)	(172)

Net adjustments	33	72	335	48	488

Total Adjusted ROIC Earnings	$424	$541	$560	$735	$2,260

ADJUSTED INVESTED CAPITAL(1) (IN MILLIONS)	Quarter Ended				Trailing Four- Quarter Average
	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Dec 31, 2020

Shareholders’ Equity(2)	$18,952	$19,293	$19,322	$20,000	$19,392

+ Interest-bearing liabilities(3)	12,512	9,181	8,141	9,937	9,943

+ Specified items	39	6	259	(5)	75

Total Adjusted Invested Capital	$31,503	$28,480	$27,722	$29,932	$29,410

ADJUSTED EBITDA(1) (IN MILLIONS)	Twelve Months Ended Dec 31, 2020

Earnings before income taxes	$1,883

Interest expense	339

Depreciation and amortization	976

EBITDA	3,198

Adjustments:

LIFO credit	(91)

Gains on sales of assets and businesses	(90)

Asset impairment, restructuring, and settlement charges	92

Railroad maintenance expense	138

Loss on debt extinguishment	409

Acquisition-related expenses	4

Adjusted EBITDA	$3,660

ADM Proxy Statement 2021	A-2

Annex A

Definition and Reconciliation of Non-GAAP Measures

ADJUSTED EPS(1)	Twelve Months Ended Dec 31, 2020

EPS (fully diluted) as reported	$3.15

Adjustments:

LIFO credit	(0.12)

Gains on sales of assets and businesses	(0.14)

Asset impairment, restructuring, and settlement charges	0.12

Loss on debt extinguishment	0.55

Loss on debt conversion option	0.03

Acquisition-related expenses	0.01

Tax adjustments	(0.01)

Adjusted EPS	$3.59

NUTRITION REVENUE (AMOUNTS IN MILLIONS)

	FY 2020	Growth vs. FY 2019

GAAP Revenue

Nutrition	$5,800	2.2%

Human Nutrition	2.812	2.4%

Animal Nutrition	2,988	1.9%

FX Adjusted Revenue(1)

Nutrition	5,962	5.0%

Human Nutrition	2,822	2.8%

Animal Nutrition	3,140	7.1%

(1) Non-GAAP measure: The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measure.

(a)

Adjusted Return on Invested Capital (ROIC) is Adjusted ROIC Earnings divided by Adjusted Invested Capital. Adjusted ROIC Earnings is ADM’s net earnings adjusted for the after tax effects of interest expense, changes in the LIFO reserve, and other specified items. Adjusted Invested Capital is the sum of ADM’s equity (excluding noncontrolling interests), interest-bearing liabilities, and the after tax effect of other specified items.

(b)

Specified items are comprised of charges of $41 million ($32 million, after tax; $0.06 per share) related to the impairment of certain assets and restructuring and a tax expense adjustment of $7 million ($0.01 per share) related to certain discrete items for the quarter ended March 31, 2020; charges of $16 million ($12 million, after tax; $0.02 per share) related to the impairment of certain assets and restructuring, gains of $23 million ($18 million, after tax; $0.03 per share) related to the sale of certain assets, a loss of $14 million ($11 million, after tax; $0.02 per share) related to the early repayment of certain debt, and a tax expense adjustment of $1 million ($0.00 per share) related to certain discrete items for the quarter ended June 30, 2020; charges of $8 million ($5 million, after tax; $0.01 per share) related to the impairment of certain assets, restructuring, and settlement, gains of $57 million ($54 million, after tax; $0.10 per share) related to the sale of Wilmar shares and other certain assets, a loss of $396 million ($300 million, after tax; $0.53 per share) related to the early repurchase of certain of the Company’s debentures, and a tax expense adjustment of $8 million ($0.02 per share) related to certain discrete items for the quarter ended September 30, 2020; and charges of $27 million ($20 million, after tax; $0.03 per share) related to the impairment of certain assets, restructuring, and settlement, gains of $10 million ($8 million, after tax; $0.01 per share) related to the sale of certain assets, expenses of $4 million ($3 million, after tax; $0.01 per share) related to a target acquisition, a gain of $1 million (1 million, after tax; $0.00 per share) related to the early repayment of certain debt, and a tax benefit adjustment of $19 million ($0.04 per share) related to certain discrete items for the quarter ended December 31, 2020.

(c)	Loss on debt conversion of $17 million ($17 million, after tax; $0.03 per share) related to the mark-to-market adjustment of the conversion option of the exchangeable bonds issued in August 2020.

(d)	Adjusted EVA is Adjusted ROIC less the Company’s Annual WACC multiplied by Adjusted Invested Capital.

(e)	Adjusted EBITDA is EBITDA adjusted for certain specified items as described above and railroad maintenance expense.

(f)	Adjusted EPS is diluted EPS adjusted for certain specified items as described above.

(g)	FX adjusted revenue is GAAP revenue adjusted for the impact of fluctuations in foreign currency exchange rates.

(2) Excludes noncontrolling interests.

(3) Includes short-term debt, current maturities of long-term debt, capital lease obligations, and long-term debt.

A-3	ADM Proxy Statement 2021

ARCHER-DANIELS-MIDLAND COMPANY

ATTN: LORI GRAHAM

4666 FARIES PARKWAY

DECATUR, IL 62526

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ADM2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D43054-Z79754	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARCHER-DANIELS-MIDLAND COMPANY

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE
“FOR” PROPOSALS 1, 2 AND 3 AND “AGAINST” PROPOSAL 4.

1. Election of Directors:	For	Against	Abstain

Nominees:					For	Against	Abstain

1a. M.S. Burke	☐	☐	☐

1b. T. Colbert	☐	☐	☐	2. Ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2021.	☐	☐	☐
1c. T.K. Crews	☐	☐	☐	3. Advisory Vote on Executive Compensation.	☐	☐	☐

1d. P. Dufour	☐	☐	☐	4. Stockholder Proposal Regarding Shareholder Aggregation for Proxy Access.	☐	☐	☐
1e. D.E. Felsinger	☐	☐	☐	In their discretion, upon any other business that may properly come before the meeting.
1f. S.F. Harrison	☐	☐	☐
1g. J.R. Luciano	☐	☐	☐
1h. P.J. Moore	☐	☐	☐
1i. F.J. Sanchez	☐	☐	☐
1j. D.A. Sandler	☐	☐	☐
1k. L.Z. Schlitz	☐	☐	☐
1l. K.R. Westbrook	☐	☐	☐

Note: Please sign exactly as your name(s) appear(s) on this Proxy Card, and date it. When shares are held jointly, each holder should sign. When signing as attorney, executor, guardian, administrator, trustee, officer of corporation or other entity or in another representative capacity, please give the full title under the signature.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the

ARCHER-DANIELS-MIDLAND COMPANY Annual Meeting of Stockholders to Be Held on May 6, 2021.

The 2021 Letter to Stockholders, Proxy Statement and 2020 Form 10-K for this meeting are available at:

www.proxyvote.com

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D43055-Z79754

ARCHER-DANIELS-MIDLAND COMPANY

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ARCHER-DANIELS-MIDLAND COMPANY.

The undersigned holder of Common Stock of Archer-Daniels-Midland Company, revoking all proxies heretofore given, hereby appoints J.R. Luciano, D.E. Felsinger and P.J. Moore as Proxies, with the full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of the undersigned held of record on March 15, 2021, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/ADM2021, on Thursday, May 6, 2021 at 8:30 a.m., Central Daylight Time, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

This card also provides your instructions for voting any shares that you may hold in the Archer-Daniels-Midland Company 401(k) and Employee Stock Ownership Plan. This card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone, internet or return this card in the enclosed envelope so that your vote is received by May 3, 2021.

This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3 and “AGAINST” Proposal 4. The votes entitled to be cast by the Proxy holder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.